Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT LIGAND PHARMACEUTICALS INCORPORATED TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

PURCHASE AND SALE AGREEMENT
dated as of February 24, 2025
by and among
CASTLE CREEK BIOSCIENCES, INC.
and
CASTLE CREEK BIOSCIENCES, LLC,
as Seller Parties,
THE PERSONS SET FORTH ON SCHEDULE I HERETO,
as Purchasers
and
LIGAND PHARMACEUTICALS INCORPORATED,
as Purchaser Representative

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Page

ARTICLE I DEFINED TERMS AND RULES OF CONSTRUCTION    2
Section 1.1    Defined Terms    2
Section 1.2    Rules of Construction    17
ARTICLE II PURCHASE AND SALE OF THE PURCHASED RECEIVABLES    19
Section 2.1    Purchase and Sale.    19
Section 2.2    Payment of the Purchase Price    20
Section 2.3    Payment of Purchased Receivables to Purchasers    21
Section 2.4    Lockbox Accounts; Collection Account; Account Control Agreements.    21
Section 2.5    No Assumed Obligations    23
Section 2.6    Excluded Assets    24
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES    24
Section 3.1    Organization    24
Section 3.2    No Conflicts.    24
Section 3.3    Authorization    25
Section 3.4    Ownership    25
Section 3.5    Capitalization; Subsidiaries.    26
Section 3.6    Financial Statements    26
Section 3.7    Governmental and Third-Party Authorizations    27
Section 3.8    No Litigation    27
Section 3.9    Indebtedness; Solvency    27
Section 3.10    Tax Matters    28
Section 3.11    No Brokers’ Fees    28
Section 3.12    Compliance with Laws    28
Section 3.13    Intellectual Property Matters    28
Section 3.14    Regulatory Approval and Marketing.    30
Section 3.15    Material Contracts; [***] Agreement; In-Licenses    32
Section 3.16    UCC Matters    33

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(continued)
Page

Section 3.17    Margin Stock    34
Section 3.18    No other Representations and Warranties    34
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS    34
Section 4.1    Organization    34
Section 4.2    No Conflicts    34
Section 4.3    Authorization    35
Section 4.4    Governmental and Third Party Authorizations    35
Section 4.5    No Litigation    35
Section 4.6    Access to Information    35
Section 4.7    Securities Laws Representations and Warranties.    36
Section 4.8    Brokers’ or Finders’ Fees    36
Section 4.9    Purchaser Information    36
Section 4.10    Non-Reliance; As-Is, Where-Is    36
ARTICLE V COVENANTS    37
Section 5.1    Books and Records; Notices.    37
Section 5.2    Public Announcement    40
Section 5.3    Further Assurances.    40
Section 5.4    Patent Prosecution, Enforcement and Defense    42
Section 5.5    Audits    43
Section 5.6    Use of Proceeds    44
Section 5.7    Diligence    44
Section 5.8    Tax Matters.    44
Section 5.9    Existence    45
Section 5.10    Additional Sales    46
Section 5.11    Indebtedness    46
Section 5.12    Change of Control    46
Section 5.13    In-Licenses.    47
Section 5.14    Out-Licenses for Covered Product.    47

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(continued)
Page

Section 5.15    PRV Request and PRV Sale Transaction.    48
Section 5.16    Minimum Cash    49
Section 5.17    Innovator Purchase Agreement and Innovator Notes    49
ARTICLE VI THE CLOSING    49
Section 6.1    Closing    49
Section 6.2    Closing Deliverables of the Seller Parties    49
Section 6.3    Closing Deliverables of the Purchasers    50
ARTICLE VII INDEMNIFICATION    51
Section 7.1    Indemnification by the Seller    51
Section 7.2    Indemnification by the Purchaser    51
Section 7.3    Claims    52
Section 7.4    Survival    52
Section 7.5    Remedies    53
Section 7.6    Limitations    53
Section 7.7    Third Party Claims    53
Section 7.8    Tax Treatment of Indemnification Payments    54
ARTICLE VIII CONFIDENTIALITY    54
Section 8.1    Confidentiality    54
Section 8.2    Termination of Confidentiality Agreement    55
Section 8.3    Permitted Disclosure    55
ARTICLE IX MISCELLANEOUS    56
Section 9.1    Specific Performance    56
Section 9.2    Notices    56
Section 9.3    Successors and Assigns    57
Section 9.4    Expenses    58
Section 9.5    Independent Nature of Relationship    58
Section 9.6    Entire Agreement    59
Section 9.7    Governing Law; Exclusive Venue.    59

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(continued)
Page

Section 9.8    Waiver of Jury Trial    59
Section 9.9    Severability    60
Section 9.10    Counterparts    60
Section 9.11    Amendments; No Waivers    60
Section 9.12    No Third Party Rights    60
Section 9.13    Table of Contents and Headings    60
Section 9.14    Purchaser Representative; Expenses.    61

iv

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Exhibits
Exhibit A:        Form of Closing Date Bill of Sale
Exhibit B:        Disclosure Schedule
Exhibit C:        Form of Security Agreement
Exhibit D:        Form of Horizon Intercreditor Agreement
Exhibit E:        Form of Warrant
Exhibit F:        Seller Account
Exhibit G:        Transfer Limitations
Exhibit H:        Form of Royalty Report
Schedules
Schedule I:         Purchasers
Schedule 1.1:        Knowledge Parties
v

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 24, 2025, is by and among CASTLE CREEK BIOSCIENCES, INC., a Delaware corporation (the “Seller Parent”), CASTLE CREEK BIOSCIENCES, LLC, a Delaware limited liability company (“Seller” and together with the Seller Parent, the “Seller Parties”), the Purchasers set forth in the signature pages hereto and identified on Schedule I hereto (each, individually, a “Purchaser”, and collectively, the “Purchasers”) and LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation, in its capacity as representative of the Purchasers (the “Purchaser Representative”).
W I T N E S S E T H:
WHEREAS, prior to the transactions contemplated in this Agreement, Precigen, Inc., a Delaware corporation previously known as Intrexon Corporation (“Precigen”), sold, transferred, assigned and conveyed to Innovator 21, LLC, a Delaware limited liability company (“Innovator”), and Innovator purchased, acquired and assumed, among other things, all of Precigen’s right, title and interest in and to, intellectual property licensed by the Seller Parties to develop the FCX-007 product for the treatment of epidermolysis bullosa and/or dystrophic epidermolysis bullosa, for any and all formulations whatsoever and certain patents, know-how, and materials related thereto, and all of Precigen’s rights and interests in, to and under the Precigen Agreement (as defined below) (the “Purchased Precigen Assets”);
WHEREAS, immediately prior to the closing of the transactions contemplated in this Agreement, Innovator sold, transferred, assigned and conveyed to the Seller, and the Seller purchased, acquired and assumed all of Innovator’s right, title and interest in and to the Purchased Precigen Assets, pursuant to that certain Asset Acquisition Agreement, executed as of immediately prior to the closing of the transactions contemplated in this Agreement by and between Innovator and the Seller (the “Innovator Purchase Agreement”) in exchange for a cash payment of [***] and promissory notes with an aggregate principal amount of [***] (the “Innovator Notes”) which shall be payable to Innovator upon certain milestones set forth in the Innovator Purchase Agreement;
WHEREAS, in connection with the Innovator Purchase Agreement, the Precigen Agreement (as assigned to Innovator) was terminated in its entirety;
WHEREAS, the Seller Parties are developing and intend to commercialize the Covered Product;
WHEREAS, the Seller Parties intend to seek Regulatory Approval for the Covered Product in the United States initially and potentially in other jurisdictions in the Territory and desire to obtain a Priority Review Voucher for the Covered Product;
WHEREAS, the Seller Parties and each Purchaser desire that, if a Priority Review Voucher for the Covered Product is issued to the Seller Parties and subsequently resold by the Seller Parties to a Third Party, the Purchasers shall be entitled to the PRV Interest; and

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WHEREAS, the Seller Parties desire to sell, contribute, assign, transfer, convey and grant to the Purchasers, and the Purchasers desire to purchase, acquire and accept from the Seller Parties, the Purchased Receivables described herein, upon and subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:
ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1    Defined Terms. The following terms, as used herein, shall have the following respective meanings:
“Account Bank” means [***], or such other bank or financial institution approved by each of the Purchaser Representative and the Seller Parent.
“Account Control Agreement” means any agreement entered into by the Account Bank, the Seller and the Purchaser Representative, in form and substance reasonably satisfactory to the Purchaser Representative, pursuant to which, among other things, the Purchaser Representative shall have control over the Lockbox Account and the Collection Account within the meaning of Section 9-104 of the UCC; provided, (x) Horizon shall also be a secured party under the Account Control Agreement relating to the Lockbox Account to the extent required by and in accordance with Section 2.4 and (y) Horizon (instead of Purchaser Representative) shall be party to the Account Control Agreement relating to the Horizon Collection Account to the extent required by and in accordance with Section 2.4.
“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.
“Agreement” has the meaning set forth in the preamble.
“Allocated Purchased Assets” means with respect to each Purchaser, such Purchaser’s (a) Allocated Purchased Receivables and (b) Allocated Warrants.
“Allocated Purchased Receivables” means, with respect to each Purchaser, the amount of Purchased Receivables equal to the product of (a) the total Purchased Receivables multiplied by (b) such Purchaser’s Allocation Percentage.
“Allocated Warrants” means, with respect to each Purchaser, a Warrant issued to such Purchaser at the Closing and exercisable for a number of shares of Series D-1 Preferred Stock

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equal to the number of allocated Warrant shares set forth opposite such Purchaser’s name in the applicable column entitled “Allocated Warrants” on Schedule I.
“Allocation Percentage” means, with respect to each Purchaser, the percentage set forth opposite such Purchaser’s name in the applicable column entitled “Allocation Percentage” on Schedule I as of the Closing.
“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person, the conduct of its business, or any of its properties, products or assets.
“Balance Sheet” has the meaning set forth in Section 3.6.
“Bankruptcy Event” means the occurrence of any of the following in respect of any specified Person: (a) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or (b) of this definition; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within one-hundred-twenty (120) days from entry thereof.
“Bridge Notes” means [***].
“Bridge Note Documents” has the meaning set forth in Section 2.2(b)(iii).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.
“Change of Control” means any (a) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of either Seller Party or issuance, sale or exchange of shares (or similar transaction or series of related transactions) of either Seller

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Party in which the holders of the Seller Parent’s or the Seller’s outstanding Equity Interests immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares or interests representing more than fifty percent (50)% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Seller Parent or the Seller is the surviving entity, (b) Disposition of all or substantially all of the properties or assets of the Seller Parties (including the Product Rights) or (c) Disposition of all or substantially all of the Product Rights.
“Closing” has the meaning set forth in Section 6.1.
“Closing Date” has the meaning set forth in Section 6.1.
“Closing Date Bill of Sale” shall mean, with respect to each Purchaser, a bill of sale dated as of the Closing Date and executed by such Purchaser and the Seller Parties, substantially in the form attached hereto as Exhibit A.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Collection Account” means a segregated deposit account of the Seller established and maintained at the Account Bank for the purpose of receiving remittances from the Lockbox Account and which is subject to an Account Control Agreement.
“Commercially Reasonable Efforts” or “Commercially Reasonable Actions” means,
(a) with respect to any Intellectual Property Rights in any country, efforts or actions that would be commercially reasonable for an owner, licensor and licensee, as applicable, of such Intellectual Property Rights in such country, which owner, licensor and licensee, as applicable, is entitled to the full economic benefit of such Intellectual Property Rights without regard to the transactions contemplated by this Agreement or any other business of, or assets owned by, such owner, licensor or licensee, as applicable;
(b) for purposes of Section 5.7, with respect to the efforts to be expended, or considerations to be undertaken, by a Seller Party or its Affiliates with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as a similarly situated private pharmaceutical company would reasonably be expected to use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the research, study, development, formulation, processing, engineering, manufacture, testing, seeking and obtaining Regulatory Approval, or commercialization, of the Covered Product, such Seller Party may take into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by Third Parties in the marketplace, (c) the expected and actual product profile of the Covered Product, (d) the expected and actual patent and other proprietary position of the Covered Product, (e) the likelihood of

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Regulatory Approval and/or pricing approval or pricing restrictions of the Covered Product, given the regulatory structure involved, including regulatory or data exclusivity, all based on conditions then prevailing, but excluding (x) any payments owed to [***] under the [***] Agreement, (y) any payments owed to Innovator under the Innovator Purchase Agreement and (z) any payments owed to the Purchasers under this Agreement;
(c) for purposes of Section 5.15, with respect to the efforts to be expended in obtaining a Priority Review Voucher and consummating a PRV Sale Transaction, the utilization of such efforts and resources that is commensurate with the level of efforts and resources that would be devoted by a reasonably prudent private company similarly situated as the Seller Parties whose highest commercial priority is the Regulatory Approval of the Covered Product and issuance to the Seller Parties and subsequent sale thereby of the Priority Review Voucher in respect of the Covered Product as measured by the particular facts and circumstances in existence as of the applicable time such efforts are required, and without taking into account any payments owed to Purchasers in respect of the PRV Proceeds.
“Confidential Information” has the meaning set forth in Section 8.1.
“Covered Product” means any product or therapy, including any investigational product or therapy, that constitutes, incorporates, comprises or contains either (a) D-Fi and/or (b) any related, improved, successor, replacement, derivative and/or variation of D-Fi, in each case for use in the Territory in all forms, presentations, formulations, which, for the avoidance of doubt, includes any topical formulation, and dosage forms, irrespective of whether such products or therapies are authorized for marketing in the Territory under a single Regulatory Approval or multiple Regulatory Approvals or whether such products or therapies are formulated as of the date hereof.
“Covered Product Revenue Payment” means, for each calendar quarter from and after the date of the First Commercial Sale (with the first such calendar quarter being a partial calendar quarter commencing on the date of the First Commercial Sale), [***].
“Converting Purchaser” has the meaning set forth in Section 2.2(b)(i).
“Converting Purchaser Rights” has the meaning set forth in Section 2.2(b)(ii).
“D-Fi” means the autologous human fibroblast cell-based gene therapy genetically modified to express COL7 for the prevention and treatment of epidermolysis bullosa and/or dystrophic epidermolysis bullosa, also known as FCX-007 (dabocemagene autoficel).
“Disclosing Party” has the meaning set forth in Section 8.1.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof and attached hereto as Exhibit B.
“Disposition” or “Dispose” means, with respect to any Person, directly or indirectly, the sale, assignment, conveyance, transfer, license, sublicense or other disposition (whether in a

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single transaction or a series of related transactions) (including by way of a sale and leaseback transaction) of property or assets by such Person.
“Disputes” has the meaning set forth in Section 3.13(h).
“Distributor” means a Third Party that (a) purchases or has the option to purchase the Covered Product in finished form from or at the direction of a Seller Party or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell such Covered Product (with or without packaging rights) in one or more jurisdictions in the Territory, and (c) does not otherwise make any royalty, milestone, profit share or other similar payment to a Seller Party or its Affiliate based on such Third Party’s sale of the Covered Product. The term “packaging rights” in this definition means the right for the Distributor to package or have packaged Covered Product supplied in unpackaged bulk form into individual ready-for-sale packs.
“Dollar” or the sign “$” means United States dollars, which is the currency used for all purposes in this Agreement.
“Equity Award Plan” means that certain Seller Parent Amended and Restated Management Incentive Plan, effective October 9, 2018, as amended.
“Equity Interests” means, with respect to any Person, all of the (i) shares of capital stock of (or other ownership or profit interests in) such Person, (ii) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Event of Default” has the meaning set forth in the Security Agreement.
“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.5.
“Excluded Tax” means any of the following Taxes required to be withheld or deducted from a payment to a Purchaser or its assignees, (a) Taxes imposed as a result of such Purchaser or its assignee being organized or having a permanent establishment (or otherwise actively conducting a business in) in (other than in connection arising from this Agreement and/or any transactions contemplated hereby) the jurisdiction of the applicable taxing authority imposing such Tax (or any political subdivision thereof), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Purchaser or an assignee pursuant to a law in effect on the date on which Purchaser or an assignee first becomes a Purchaser or an assignee hereunder, as applicable, except to the extent that amounts with respect to such Taxes were payable to such Purchaser or assignor immediately before such Purchaser or assignee became a Purchaser or an assignee hereunder, (c) Taxes attributable to a Purchaser’s or assignee’s failure to comply with Section 6.3(d) and (d) any U.S. federal backup Taxes to the extent a Seller Party has received

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notice from the Internal Revenue Service that, notwithstanding such Purchaser’s or assignee’s provision of a form W-9, U.S. federal backup Taxes are required to be withheld with respect to such Purchaser or assignee.
“Existing Confidentiality Agreement” means that certain letter agreement, dated June 8, 2023, by and between the Seller and the Purchaser Representative.
“Exploit” and “Exploitation” shall mean, with respect to a product such as the Covered Product, the research, study, development, formulation, processing, engineering, manufacture, testing, use, sale, offer for sale (including marketing and promotion), sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering) or other commercialization of such product.
“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.
“First Commercial Sale” means, with respect to any Covered Product, the first sale for end use or commercial consumption of such Covered Product. For the avoidance of doubt, disposal of any Covered Product for, or use of any Covered Product in, clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where any Covered Product is supplied or delivered without charge, shall not constitute a First Commercial Sale, nor shall any Covered Product donated to non-profit institutions or government agencies for a non-commercial purpose shall constitute a First Commercial Sale.  Similarly, no free Covered Product that is supplied to a Third Party in conjunction with the offer for sale, or sale of any Covered Product (such free Covered Product being in an amount customary in the industry) will result in a First Commercial Sale, nor will the use of any Covered Product by a Seller Party or one of its Affiliates or sublicensees for research and development purposes constitute a First Commercial Sale.
“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
“GAAP” means generally accepted accounting principles in effect in the United States from time to time.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office and the FDA.
“Horizon” means Horizon Technology Finance Corporation.

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“Horizon Intercreditor Agreement” means the Intercreditor Agreement, dated as of February 24, 2025, by and among Horizon, the Purchaser Representative (on behalf of the Purchasers) and the Seller Parties.
“Horizon Loan Agreement” means the Second Amended and Restated Venture Loan and Security Agreement, dated as of April 29, 2022 (the “Original Horizon Loan Agreement”), by and among Horizon, the Seller Parties and the other parties named therein, and as refinanced by the Venture Loan and Security Agreement, dated as of February 24, 2025, by and among the Seller Parent, the Seller, and Horizon (as amended, supplemented or otherwise modified or refinanced with Horizon to the extent permitted by, and in accordance with, the Horizon Intercreditor Agreement).
“Horizon Loan Documents” means, collectively, the following documents: (a) the Horizon Loan Agreement, (b) the secured promissory notes, dated as of February 24, 2025, made payable by the Seller Parent and the Seller to Horizon, (c) the Deposit Account Control Agreement, dated as of February 24, 2025, by and among the Account Bank, the Seller and Horizon, (d) the Horizon Intercreditor Agreement, and (e) all other documents, instruments and agreements entered into by the Seller Parties, as co-borrowers, in connection with the refinancing of the Indebtedness under the Original Horizon Loan Agreement by the Horizon Loan Agreement.
“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services (excluding (i) any accounts payable that arise in the ordinary course of business and are not 90 days or more past due and other similar current liabilities, (ii) all payroll liabilities and deferred compensation, and (iii) any purchase price adjustment, royalty, earnout, milestone payments, contingent payment or deferred payment of a similar nature incurred in connection with any license, lease, contract research and clinic trial arrangements or acquisition), (d) the capitalized amount of any obligation of such Person as lessee under a finance lease (under GAAP as in effect on the date hereof), (e) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (f) any indebtedness of any other Person secured by a Lien on any asset of such Person, and (g) any guarantees by such Person of obligations of other Persons of the type referred to in any of the foregoing clauses (a) through (f); provided that intercompany loans among the Seller Parties or their Subsidiaries shall not constitute Indebtedness.
“Indemnified Parties” has the meaning set forth in Section 7.2.
“Indemnifying Party” has the meaning set forth in Section 7.2.
“In-License” means each license, settlement agreement or other agreement or arrangement between a Seller Party or any of its Affiliates and any Third Party pursuant to which such Seller Party or any of its Affiliates obtains a license or sublicense or a covenant not to sue or similar grant of rights to any patents or other intellectual property rights of such Third Party that is necessary for the Exploitation of a Covered Product.

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“Innovator” has the meaning set forth in the Recitals.
“Innovator Notes” has the meaning set forth in the Recitals.
“Innovator Purchase Agreement” has the meaning set forth in the Recitals.
“Intellectual Property Rights” means any and all of the following: (a) the Patents, (b) all Know-How and (c) all registered and unregistered trademarks, trademark applications, service marks, trade names, logos, packaging design, slogans and internet domain names, in each case, used in, relating to or necessary for the Exploitation of the Covered Product that is owned, controlled or licensed by a Seller Party.
“Knowledge” means, with respect to the Seller or the Seller Parent, the actual knowledge, as of the date of this Agreement, of any of the persons identified on Schedule 1.1, after due inquiry by each such person of each of his or her direct reports.
“Know-How” means, any and all technical, scientific, regulatory, and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential, patented or patentable, including inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and pre-clinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions, and all chemical or biological materials and other tangible materials. Know-How does not include any Patent claiming any of the foregoing.
“Licensee” means the counter-party under any Out-License. For clarity, a Distributor shall not be deemed to be a “Licensee.”
“Lien” means any security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance, restriction on transfer, or other lien with respect to any property.
“Ligand” means Ligand Pharmaceuticals Incorporated.
“Lockbox Account” means, collectively, one or more segregated deposit accounts of the Seller established and maintained at the Account Bank for the purpose of receiving payments owed to the Seller in respect of the Covered Product and which are subject to Account Control Agreements.
“Loss” means, subject to Section 7.6, any loss, liability, cost, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), charge, fine, penalty, obligation, judgment, award, assessment, claim or cause of action.
“Material Adverse Effect” means any facts, circumstances, effects, conditions, change, occurrence or development that has a material adverse effect on (a) the legality, validity or enforceability of any of the Transaction Documents or the [***] Agreement, (b) the ability of the

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applicable Seller Party to perform its obligations under any of the Transaction Documents or the [***] Agreement, (c) the contractual rights or remedies of any of the Purchasers or Purchaser Representative under any of the Transaction Documents, or (d) the right of any of the Purchasers to receive such Purchaser’s Purchased Receivables, the timing, amount or duration of the Purchased Receivables, or the right to receive royalty reports and other information (including audit information), in each case, on the terms set forth in this Agreement.
“Material Contracts” means the [***] Agreement, the Innovator Purchase Agreement, the Innovator Note, and solely for purposes of ARTICLE V hereof, other material contracts that are material to the Exploitation of the Covered Product entered into after the date of this Agreement, to the extent permitted by, and in accordance with, this Agreement, including any Out-Licenses.
“Management Services Agreement” means [***].
“Net Sales” means, with respect to the Covered Product for the specified period, the gross amount invoiced, billed or otherwise recorded for sales of the Covered Product anywhere in the Territory during such period by or on behalf of a Seller Party, its Affiliates, any Distributor, or any Licensee of such Seller Party or any of such Seller Party’s Affiliates (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party in an arms-length transaction less the following amounts, accrued in accordance with GAAP as consistently applied; provided that, any given amount may be taken as a permitted deduction only once:
[***].
For clarity, “Net Sales” shall include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs for which Seller Parties or their successors or assignees receives payment or books an accounts receivable charge, (ii) any amounts or other consideration including milestone payments, upfront payments, or payments in kind received from a Related Party, Licensee, Distributor, or non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such Related Party, Licensee, Distributor or non-Related Party and (iii) any compensation, milestone, up front payment, payment in kind, or revenue interest for sales, marketing, co-promotion or promotion rights worldwide or pursuant to an Out-License.
“Net Sales” shall not include (i) reasonable quantities of Covered Product used as samples, and Covered Product used in the development of Covered Product, or (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of such Covered Product), but will include subsequent sales or dispositions of Covered Product to a non-Related Party (the “Net Sales Exceptions”).
With respect to sales of a Covered Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of a Covered Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Seller Parties’ or a Licensee’s, as applicable, method for calculating rates of exchange in the

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preparation of the Seller Parties’ or such Licensee’s annual financial statements in accordance with GAAP as consistently applied.
“Net Sales Exceptions” is defined in the definition of “Net Sales”.
“Out-License” means each license, settlement agreement or other agreement or arrangement between a Seller Party or any of its Affiliates and any Third Party pursuant to which such Seller Party or any of its Affiliates grants a license, sublicense or similar grant of any Intellectual Property Right that is necessary for the Exploitation of a Covered Product.
[***].
[***] Agreement” means that certain License and Supply Agreement, dated September 5, 2022, by and between [***] and Seller, as may be amended from time to time.
“Party” shall mean the Seller Parent, the Seller, a Purchaser or the Purchaser Representative, as the context requires, and “Parties” shall mean, together, the Seller Parties, the Purchasers and the Purchaser Representative.
“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.
“Patents” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere, claiming or covering the Covered Product, or composition of matter, formulation, or methods of manufacture or use thereof, that are currently issued or filed, or issued or filed on or after the date of this Agreement, in each such case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, a Seller Party or any of its Affiliates, and including, for the avoidance of doubt, the Patents listed on Section 3.13(a) of the Disclosure Schedule.
“Permitted Debt” means:
(a)    (i) the Indebtedness under the Horizon Loan Agreement from time to time and (ii) any Indebtedness permitted under the Horizon Loan Agreement as of the Closing Date;
(b)    Indebtedness under the Transaction Documents;
(c)    Indebtedness incurred by the Seller Parent or its Subsidiaries consisting of (i) the financing of the payment of insurance premiums (ii) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business or consistent with past practice, (iii) deferred compensation or equity based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business and

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(iv) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;
(d)    Indebtedness in respect of performance, indemnity, bid, stay, customs, appeal, replevin and surety bonds, performance and completion guarantees and other similar bonds or guarantees, trade contracts, government contracts and leases, in each case, incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;
(e)    judgments, decrees, attachments or awards (to the extent that they would be deemed Indebtedness) that do not constitute an Event of Default;
(f)    Indebtedness consisting of lease obligations required by GAAP as consistently applied to be reflected as finance leases on the balance sheet of the Seller Parties and purchase money Indebtedness, in each case incurred to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(g)    Indebtedness in respect of hedging agreements;
(h)    Indebtedness in respect of the Innovator Notes.
“Permitted Liens” means,
(a)    Liens permitted under the Horizon Loan Agreement (such permitted Liens being incorporated by reference into this definition of “Permitted Liens” regardless of whether the Horizon Loan Agreement remains in force or effect or is terminated) as of the Closing Date;
(b)    Liens and obligations contemplated by this Agreement, the other Transactions Documents and all other documents, instruments and agreements contemplated thereby;
and
(c)    Notices and filings under applicable federal and state securities Laws with respect to the issuance of the Warrants.
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.
“Precigen” has the meaning set forth in the Recitals.

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“Precigen Agreement” means that certain Exclusive Channel Collaboration Agreement, dated as of October 5, 2012, by and between Intrexon Corporation (n/k/a Precigen) and Fibrocell Science, Inc. (n/k/a the Seller), as amended by that certain First Amendment to the Exclusive Channel Collaboration Agreement, dated as of June 28, 2013, that certain letter agreement dated as of February 19, 2020, and by that certain letter agreement, dated as of March 20, 2020, and by that certain ECC Modification Agreement, dated as of December 18, 2024, in each case by and between Precigen and the Seller.
“Priority Review” has the meaning set forth at FFDCA § 529 under the Rare Pediatric Disease Priority Review Program.
“Priority Review Voucher” means a Priority Review Voucher issued under FFDCA § 529 under the Rare Pediatric Disease Priority Review Program.
“Product Application” means an application for Regulatory Approval to research, study, develop, formulate, process, engineer, manufacture, test, use, market, sell, offer for sale and distribute a product or drug in a country or jurisdiction in the Territory, including (a) a Biologics License Application, (b) a New Drug Application, (c) an Investigational New Drug Application, (d) any corresponding foreign application in any country or jurisdiction in the world, and (e) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.
“Product Development Plan” means the clinical trial and other development plans for the Covered Product, dated as of the date hereof, furnished to the Purchaser Representative, as such clinical trial and other development plans may from time to time be modified, amended, amended and restated, and supplemented by the Seller Parent to the extent permitted by, and in accordance with, this Agreement.
“Product Rights” means any and all of the following with respect to the Covered Product that is owned, controlled or licensed by a Seller Party, as they exist throughout the Territory: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals, with or from any Regulatory Agencies with respect to the Covered Product, including all Product Applications, (c) In-Licenses and (d) Out-Licenses.
“Proposed Allocation” has the meaning set forth in Section 5.8(a).
“PRV Interest” means all of the Seller Parties’ right, title and interest in and to [***] of the PRV Proceeds.
“PRV Proceeds” means the cash purchase price or other consideration actually paid to, or, solely to extent applicable, in kind value received by, the Seller Parties on or after the closing date of the PRV Sale Transaction in consideration for the sale of the Priority Review Voucher in respect of a Covered Product issued to a Seller Party by the FDA, minus the amount of any reasonable, documented third-party expenses (including expenses of outside counsel and other advisors) incurred by the Seller Parties in connection with the PRV Sale Transaction; provided, that in the event that (a) all or any portion of such proceeds or value are subject to contingencies

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the satisfaction of which are in all material respects within the control of the Seller Parties, then the amount of PRV Proceeds shall be calculated as of the closing date of such PRV Sale Transaction inclusive of all such amounts so subject to the satisfaction of such contingencies and (b) all or any portion of such proceeds or value are to be paid or received in installments, then the amount of PRV Proceeds shall include installment payments only as and when received by a Seller Party.
“PRV Request” means a request for a Priority Review Voucher in respect of a Covered Product submitted by a Seller Party to the FDA upon the filing of the Biologics License Application for such Covered Product with the FDA.
“PRV Sale Transaction” means the sale, if any, by a Seller Party of the Priority Review Voucher in respect of the Covered Product issued to a Seller Party by the FDA.
“Purchase Price” means, with respect to each Purchaser, the amount set forth opposite such Purchaser’s name on Schedule I.
“Purchased Assets” means, collectively, (a) the Purchased Receivables and (b) the Purchased Warrants.
“Purchased Precigen Assets” has the meaning set forth in the Recitals.
“Purchased Receivables” means, collectively, (a) the Covered Product Revenue Payments, (b) the PRV Interest, and (c) in the case of each of (a) and (b), all “accounts” (as such term is defined in the UCC) of the Seller Parties with respect to the Covered Product Revenue Payments and the PRV Interest. For the avoidance of doubt, Purchased Receivables shall be calculated without giving effect to any outbound amounts paid, owed, accrued or otherwise payable by the Seller or its Affiliates to [***] or Innovator.
“Purchased Warrants” means, collectively, all Warrants to be sold, contributed, assigned, transferred, conveyed and granted by the Seller Parent and purchased, acquired and accepted by the Purchasers pursuant to Section 2.2.
“Purchaser Account” shall mean, with respect to each Purchaser, the designated account set forth opposite such Purchaser’s name in the applicable column on Schedule I, or such other account as any Purchaser shall designate in writing to the Seller from time to time.
“Purchaser Expenses” means all documented third-party expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement and the administration, modification, amendment or enforcement of this Agreement and the Transaction Documents.
“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.
“Purchaser Indemnified Tax” means any withholding Tax (other than an Excluded Tax) withheld by any licensee, sublicensee, a Seller Party, or any other applicable withholding agent

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in respect of any payment made to any Purchaser pursuant to this Agreement or to a Seller Party (or its Affiliates) that are attributable to the Purchased Receivables.
“Purchaser Representative” means Ligand or such other person or entity as is agreed to in writing by the Seller Parent and the Required Purchasers.
“Purchasers” and “Purchaser” have the meanings set forth in the preamble.
“Purchasers’ Liens” has the meaning set forth in Section 2.1(c).
“Qualified Party” means: [***].
“Receiving Party” has the meaning set forth in Section 8.1.
“Related Party” is defined in the definition of “Net Sales”.
“Regulatory Agency” means a Governmental Authority with responsibility for the approval, permission or allowance of the research, study, development, formulation, processing, engineering, manufacturing, testing, use, marketing and sale or offering for sale of pharmaceuticals or other regulation of pharmaceuticals in any country.
“Regulatory Approval” means, collectively, all regulatory approvals, licenses, permissions, allowances, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Covered Product may be researched, studied, developed, formulated, processed, engineered, manufactured, tested, used, marketed, sold, offered for sale and distributed, in a jurisdiction, issued by the appropriate Regulatory Agency, including, to the extent required by Applicable Law for the sale of the Covered Product, all pricing approvals and pricing restrictions, and governmental reimbursement approvals and restrictions.
“Required Purchasers” means, at a specified time, Ligand and Purchasers who (together with Ligand) hold [***] of the total Allocation Percentage held by all Purchasers.
“ROFR Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 19, 2022, by and among the Seller Parent and the stockholders named therein, as from time to time amended, modified, supplemented or amended and restated.
“Royalty Payment” means an amount equal to the Purchased Receivables payable on each Royalty Payment Date.
“Royalty Payment Date” has the meaning set forth in Section 2.3(a).
“Royalty Report” has the meaning set forth in Section 5.1(b).
“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” the Securities Act of 1933, as amended.
“Security Agreement” means the Security Agreement, dated as of the Closing Date, by and between the Seller and the Purchaser Representative, as agent for the Purchasers, substantially in the form attached hereto as Exhibit C.
“Seller” has the meaning set forth in the preamble.
“Seller Parent” has the meaning set forth in the preamble.
“Seller Parties” has the meaning set forth in the preamble.
“Seller Account” has the meaning set forth in Section 2.2.
“Seller Indemnified Party” has the meaning set forth in Section 7.2.
“Series D-1 Preferred Stock” means the Series D-1 Preferred Stock, par value $0.00001 per share, of the Seller Parent.
“Special Representations” means the representations and warranties set forth in Section 3.13 (Intellectual Property Matters) and Section 3.15 (Material Contracts; [***] Agreement; In-Licenses).
“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Equity Interests of such other Person (irrespective of whether at the time Equity Interests of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.
“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including, in each case, (a) any interest, penalty or addition thereto and (b) whether disputed or not.
“Territory” means worldwide.
“Third Party” means any Person that is not a Party.
“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, including any investigation by any Governmental Authority.
“Threshold Amount” has the meaning set forth in Section 5.16.

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“Transaction Documents” means this Agreement, the Security Agreement, the Closing Date Bills of Sale, the Warrants, and the Horizon Intercreditor Agreement.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.
“Warrant” means a Warrant, in the form attached as Exhibit E.
Section 1.2    Rules of Construction.
(a)    Unless the context otherwise requires, in this Agreement:
(i)    a term has the meaning assigned to it and a financial accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(ii)    unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;
(iii)    words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;
(iv)    the terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation”;
(v)    unless otherwise specified, references to a contract or agreement include references to such contract or agreement as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with its terms (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein), and include any annexes, exhibits and schedules hereto or thereto, as the case may be;
(vi)    any reference to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents) and any reference to a Person in a particular capacity excludes such Person in other capacities;

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(vii)    references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment thereof or any substitution therefor;
(viii)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(ix)    the words “hereof,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified;
(x)    the definitions of terms shall apply equally to the singular and plural forms of the terms defined;
(xi)    in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and
(xii)    where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly;
(xiii)    “provided” or “made available” means, with respect to any information, document or material, that such information document or material was uploaded to the data room (the “Data Room”) established by the Seller Parties for the benefit of such Purchasers hosted by [***] and entitled “[***]” in connection with the transactions contemplated hereby at least two (2) Business Days prior to the Closing, provided that; the Innovator Purchase Agreement shall be provided to the Purchaser Representative upon the Closing by upload to the Data Room or via electronic transmission; and
(xiv)    for all purposes of ARTICLE V, all obligations, covenants and agreements of the Seller Parties or any Seller Party shall be deemed to apply to and include such Seller Party’s Subsidiaries (whether in existence now or in the future) such that such obligor would be responsible for any breach by such obligor’s Subsidiaries of any such obligations, covenants or agreements contained in ARTICLE V hereof.
(b)    The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the other Transaction Documents.

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ARTICLE II
PURCHASE AND SALE OF THE PURCHASED RECEIVABLES
Section 2.1    Purchase and Sale.
(a)    Subject to the terms and conditions of this Agreement, at the Closing, the Seller Parties hereby sell, contribute, assign, transfer, convey and grant to each Purchaser, and each Purchaser hereby purchases, acquires and accepts from the Seller Parties, all of the Seller Parties’ rights, title and interest in and to such Purchaser’s Allocated Purchased Assets, free and clear of any and all Liens, other than (i) with respect to the Warrants, the Liens described in clause (c) of the definition of Permitted Liens and other Liens created pursuant to the Warrants and (ii) with respect to the Allocated Purchased Receivables, the Purchasers’ Liens and other Liens created pursuant to this Agreement.
(b)    The Seller Parties and the Purchasers intend and agree that the sale, contribution, assignment, transfer, conveyance and granting of the Allocated Purchased Receivables under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller Parties to the Purchasers of the Allocated Purchased Receivables (including for U.S. federal income tax purposes) and that such assignment and sale shall provide the Purchasers with the full benefits of ownership of the Allocated Purchased Receivables. Neither the Seller Parties nor the Purchasers intend the transactions contemplated hereby to be, or for any purpose (including U.S. federal income tax purposes) characterized as, a loan from the Purchasers to the Seller Parties or a pledge or assignment or a security agreement. The Seller Parties waive any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller Parties to the Purchasers of the Allocated Purchased Receivables under Applicable Law, which waiver shall be enforceable against the Seller Parties in any Bankruptcy Event in respect of the Seller Parties. The sale, assignment, transfer, conveyance and granting of the Allocated Purchased Receivables shall be reflected in the Seller Parties’ consolidated financial statements and other records as a sale of assets to the Purchasers (except to the extent GAAP or the rules of the SEC require otherwise with respect to the Seller Parties’ consolidated financial statements).
(c)    The Seller Parties hereby authorize each Purchaser and its agents and representatives to execute, record and file, and consents to each Purchaser and its agents and representatives executing, recording and filing, at each Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto, in such manner and in such jurisdictions as are necessary or appropriate, and in each case, in form and substance reasonably acceptable to the Seller Parties, to evidence or perfect the sale, assignment, transfer, conveyance and grant by the Seller Parties to such Purchaser, and such Purchaser’s first priority security interest (collectively, the “Purchasers’ Liens”) in and to all of the Seller Parties’ right, title and interest in, to and under such Purchaser’s Allocated Purchased Receivables.
(d)    Notwithstanding that the Seller Parties and the Purchasers expressly intend for the sale, assignment, transfer, conveyance and granting of the Allocated Purchased Receivables to be a true, complete, absolute and irrevocable sale and assignment, the Seller Parties hereby assign,

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convey, grant and pledge to each Purchaser, as security for their obligations created hereunder in the event that the transfer of the Allocated Purchased Receivables contemplated by this Agreement is held not to be a sale, a first priority security interest in and to all of the Seller Parties’ right, title and interest in, to and under such Purchaser’s Allocated Purchased Receivables and, in such event, this Agreement shall constitute a security agreement.
Section 2.2    Payment of the Purchase Price.
(a)    In full consideration for the sale, transfer, conveyance and granting of the Allocated Purchased Assets (subject, in the case of the Warrants, to the provisions thereof), and subject to the terms and conditions set forth herein, at the Closing, each Purchaser shall pay to the Seller Parent such Purchaser’s portion of the Purchase Price, by wire transfer of immediately available funds denominated in Dollars to the account designated by the Seller Parent and set forth on Exhibit F (the “Seller Account”); provided, however, that, the applicable Purchasers with Bridge Notes shall satisfy all or part of their portion of the Purchase Price by conversion of the Bridge Notes pursuant to Section 2.2 (b).
(b)    Conversion, Cancellation, and Termination of Bridge Notes.
(i)    Each Purchaser holding a Bridge Note (each a “Converting Purchaser” and, collectively, the “Converting Purchasers”) at the Closing agrees that, such Bridge Note (including the original principal amount thereunder and all accrued but unpaid interest thereon through the Closing) will, pursuant to and in accordance with the proviso contained in (a) and Section 3 of such Bridge Note, be automatically converted into the Allocated Purchased Assets set forth opposite such Converting Purchaser’s name on Schedule I in full satisfaction of such Converting Purchaser’s Purchase Price therefor without the requirement of any further action on the part of such Converting Purchaser or any other Party, except for the surrender of such Converting Purchaser’s Bridge Note, duly endorsed, at the principal office of the Seller Parent. Each Converting Purchaser hereby agrees that upon such conversion of such Bridge Note, such Converting Purchaser shall not be entitled to any consideration in respect of such Bridge Note, other than with respect to such Converting Purchaser’s Allocated Purchased Assets set forth opposite such Converting Purchaser’s name on Schedule I. Each Converting Purchaser hereby represents and warrants that such Converting Purchaser has not transferred, pledged or otherwise disposed of, or encumbered any interest in, such Converting Purchaser’s Bridge Notes.
(ii)    Each Converting Purchaser and the Seller Parent hereby agree that as of the Closing all notices required by the terms of, and all rights of such Converting Purchaser set forth in, such Converting Purchaser’s Bridge Note (collectively, the “Converting Purchaser Rights”) shall be terminated and of no further force or effect, and all such Converting Purchaser Rights are hereby waived and forever released by such Converting Purchaser in connection with the transactions contemplated hereby.
(iii)    Each Converting Purchaser acknowledges and agrees that such Converting Purchaser’s Bridge Note and all instruments or other documents entered into in

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connection with such Bridge Note (collectively, the “Bridge Note Documents”) shall be cancelled, terminated and no longer of any force or effect, and the Seller Parent shall have no further obligations thereunder, effective immediately as of the Closing, automatically and without any further action by the Seller Parent or such Converting Purchaser. In the event of any conflict or inconsistency with the terms and conditions of any of the Bridge Note Documents, the terms and conditions of this Agreement shall supersede such conflicting or inconsistent terms, and for the avoidance of doubt, each Converting Purchaser hereby agrees that such Converting Purchaser’s Bridge Note Documents are hereby amended to give effect to the foregoing. Further, for the avoidance of doubt, other than each Converting Purchaser’s right to receive such Converting Purchaser’s Allocated Purchased Assets set forth opposite such Converting Purchaser’s name on Schedule I and the rights provided for in this Agreement and the other Transaction Documents as a holder of such Purchaser’s Allocated Purchased Assets, each Converting Purchaser hereby waives (on behalf of such Converting Purchaser) any and all demands, claims, suits, actions, causes of actions, proceedings, assessments and rights in respect of such Converting Purchaser’s Bridge Note Documents, including, without limitation, past or present actual, deemed or alleged default or event of default under such Converting Purchaser’s Bridge Note Documents.
Section 2.3    Payment of Purchased Receivables to PurchasersARTICLE I.
(a)    In consideration of the Purchasers paying the Purchase Price hereunder at the Closing pursuant to this Agreement, the Seller shall pay to each Purchaser, by wire transfer of immediately available funds in Dollars to such Purchaser’s Purchaser Account, without any setoff or offset (subject, in each case, to Section 5.8), such Purchaser’s Allocation Percentage of the Covered Product Revenue Payments for each calendar quarter (commencing with the calendar quarter in which the First Commercial Sale occurs) promptly, but in any event, (i) for the fiscal year commencing with the calendar quarter in which the First Commercial Sale occurs and ending with (and including) the same calendar quarter in the following fiscal year (such fiscal year, the “First Fiscal Year”), no later than ninety (90) calendar days after the end of each calendar quarter during such fiscal year and (ii) for calendar quarters after the First Fiscal Year, no later than sixty (60) calendar days after the end of each calendar quarter (each such payment date, a “Royalty Payment Date”). Payment for the PRV Interest shall be made in accordance with Section 5.15.
(b)    A late fee of [***] will accrue on all unpaid amounts with respect to any unpaid portion of Covered Product Revenue Payment for the period commencing on the applicable Royalty Payment Date to the date of payment in full thereof. The payment of a late fee shall cure the payment default created by the failure to timely pay the underlying Covered Product Revenue Payment. Payment of such accrued late fee shall accompany payment of the outstanding Royalty Payment.
(c)    On or prior to each Royalty Payment Date, the Seller Parent shall provide to the Purchaser Representative a written report pursuant to Section 5.1(b).
Section 2.4    Lockbox Accounts; Collection Account; Account Control Agreements.

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(a)    The Seller will establish the Lockbox Account within sixty (60) days prior to the anticipated First Commercial Sale for the purpose of depositing all actual collections of Net Sales from any licensees or account debtors. The Seller will instruct all such licensees and account debtors (including any parties to an Out-License entered into pursuant to Section 5.14) to remit any amounts owed to the Seller in respect of Covered Product to the Lockbox Account. To the extent any proceeds arising from sales of Covered Product or any other payments related to Covered Product are paid directly to a Seller Party, such Seller Party shall remit to the Lockbox Account all such amounts no less than quarterly.
(b)    The Seller will establish the Collection Account at least sixty (60) days prior to the date of the anticipated First Commercial Sale and cause all funds on deposit in the Lockbox Account to be swept daily to the Collection Account. With respect to any amounts that are deposited in the Collection Account, so long as all payment obligations of the Seller to Purchasers under this Agreement have been made, (i) a minimum of [***] of such amounts shall remain (such remaining amount, “Retained Amount”) in the Collection Account until the Royalty Payment Date immediately following the date of such deposits and may not be transferred to any other account of the Seller and (ii) any such amount that is not a Retained Amount may be disbursed to another account of the Seller until such Royalty Payment Date from time to time at the direction of the Seller. On each Royalty Payment Date, the Seller shall instruct the Account Bank to disburse to the Purchasers collectively, and in accordance with Section 2.3 an aggregate amount equal to the lesser of (A) the funds on deposit in the Collection Account and (B) the Covered Product Revenue Payment equal to the Purchasers’ total Allocation Percentages of the Covered Product Revenue Payment for such Royalty Payment Date. If the amount to be disbursed to the Purchasers on any Royalty Payment Date pursuant to the preceding sentence is less than the Covered Product Revenue Payment to which the Purchasers are entitled on such date, the Seller shall pay the amount of such shortfall to the Purchasers on such Royalty Payment Date.
(c)    If an Event of Default has occurred and is continuing, the Purchasers shall have the right to exercise all of its rights and remedies under the Security Agreement, and the Account Control Agreement.
(d)    The Seller shall pay all fees, expenses and charges of the Account Bank pursuant to the terms of the Account Control Agreement by depositing sufficient funds into the Lockbox Account when such fees, charges and expenses are due.
(e)    Until termination of the security interest memorialized by the Security Agreement, the Seller shall have no right to terminate the Lockbox Account or the Collection Account without the Purchasers’ prior written consent.
(f)    In the event that any inspection or audit by the Seller uncovers that the amounts actually paid to the Purchasers for any period in respect of the Purchased Receivables were greater than the amounts that should have been paid to the Purchasers for such period in respect of the Purchased Receivables, each Purchaser shall cause the amount of such overpayment to be paid to the Seller promptly (but in no event later than three (3) Business Days) after delivery by the Seller to the Purchaser Representative and each Purchaser of the applicable inspection or

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audit report or certificate, as the case may be, showing such overpayment. In the event that any inspection or audit uncovers that the amounts actually paid to the Purchasers for any period in respect of the Purchased Receivables were less than the amounts that should have been paid to the Purchasers for such period in respect of the Purchased Receivables and have not already been subsequently paid to the Purchasers after the period so audited or inspected, the Seller shall cause the amount of such underpayment to be paid to the Purchasers promptly (but in no event later than three (3) Business Days) after delivery to the Purchaser Representative and the Purchasers of the applicable inspection or audit report or certificate, as the case may be, showing such underpayment.
For the avoidance of doubt, all payments to the Purchasers hereunder shall be made in accordance with their Allocation Percentages pursuant to wiring instructions set forth on Schedule I.
Notwithstanding anything to the contrary in Section 2.4(a) and Section 2.4(b), if the Horizon Loan Documents are in effect at the time the Lockbox Account and the Collection Account are established, (i) the Account Control Agreement in respect of the Lockbox Account shall (w) provide that such Account Control Agreement is subject to the Horizon Intercreditor Agreement, (x) provide that Horizon and Purchaser Representative are secured parties thereunder, with Horizon being the “controlling” secured party thereunder until the First Lien Termination Date (as defined in the Horizon Intercreditor Agreement) and Purchaser Representative being the “controlling” secured party thereunder thereafter, (y) include an irrevocable instruction (the “Irrevocable Instruction”) to the Account Bank to sweep on a daily basis [***] of the funds in the Lockbox Account to a new Collection Account established by the Seller that is subject to an Account Control Agreement that is subject to the Horizon Intercreditor Agreement and is among Horizon as secured party, Account Bank and the Seller (the “Horizon Collection Account”), which Irrevocable Instruction shall supersede and shall not in any circumstance be overridden by any other instruction given by Horizon or the Seller Parties with respect to the disposition of funds in the Lockbox Account (including if such instruction is delivered following a directive by Horizon as “controlling” secured party that the Account Bank shall no longer comply with the Seller Parties’ instructions with respect to the Lockbox Account), and (z) provide that such Irrevocable Instruction may not be amended, modified or terminated by Seller Parties, the Account Bank or Horizon without the consent of Purchaser Representative, (ii) the “Retained Amount” pursuant to Section 2.4(b) shall be [***], in each case until the occurrence of the First Lien Termination Date (as defined in the Horizon Intercreditor Agreement), at which time the “Retained Amount” will revert to [***] and the remaining provisions of Section 2.4(a) and (b) shall apply and (iii) each reference to the “Collection Account” in Section 2.4(b) (other than in the first sentence thereof) shall instead refer to the Purchaser Collection Account; provided, that, to the extent the Account Bank, Purchaser Representative and Horizon are unable to agree on reasonably satisfactory Account Control Agreements with the foregoing terms, Seller shall establish such accounts and Purchaser Representative, Seller and Horizon shall enter into Account Control Agreements with respect thereto that are, in each case, reasonably satisfactory to Seller, Purchaser Representative and Horizon to achieve the purposes of the foregoing.

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Section 2.5    No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasers are purchasing, acquiring and accepting only the Allocated Purchased Assets and are not assuming any liability or obligation of the Seller Parties or any Affiliate of either Seller Party of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by, and remain liabilities and obligations of, the Seller Parties or the Seller Parties’ Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).
Section 2.6    Excluded Assets. The Purchasers do not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of either Seller Party other than the Allocated Purchased Assets.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Except as set forth on the Disclosure Schedule, the Seller Parties, jointly and severally, hereby make each of the following representations and warranties to the Purchasers as of the date hereof:
Section 3.1    Organization.
(a)    The Seller Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, registrations, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations under the Material Contracts and its other agreements. The Seller Parent is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).
(b)    The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority, and all licenses, permits, registrations, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations under the Material Contracts and its other agreements. The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).
Section 3.2    No Conflicts.

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(a)    The execution and delivery by each Seller Party of any of the Transaction Documents, the performance by each Seller Party of its obligations hereunder or thereunder or the consummation by each Seller Party of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of such Seller Party, (ii) contravene, conflict with or violate any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such Seller Party or any of their respective assets or properties may be subject or bound, except as would not have a Material Adverse Effect, (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person the contractual right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of, or payment under, or cancel or terminate, (A) except as would not be reasonably expected to result in a Material Adverse Effect, to any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such Seller Party is a party or by which such Seller Party or any of their respective assets or properties is bound or committed (other than the Material Contracts) or (B) the Material Contracts and (iv) except for Purchasers’ Liens and other Liens created pursuant to the Transaction Documents, result in or require the creation or imposition of any Lien (x) on the Purchased Receivables or (y) on the Intellectual Property Rights and the Covered Product (other than Permitted Liens).
(b)    Neither Seller Party has granted, nor does there exist, any Lien on or relating to the Intellectual Property Rights or the Covered Product. Except for Purchasers’ Liens and other Liens created pursuant to the Transaction Documents and Liens in favor of Horizon (which, for the avoidance of doubt, will be released effective as of the Closing), neither Seller Party has granted, nor does there exist, any Lien on or relating to the Purchased Receivables. Except for the licenses and the sublicenses granted thereunder and set forth on Section 3.13 of the Disclosure Schedule, there are no licenses, sublicenses or other rights under the Intellectual Property Rights that have been granted by either Seller Party to any Third Party with respect to the Exploitation of the Covered Product in the Territory.
Section 3.3    Authorization. The Seller Parent has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by the Seller Parent of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Seller Parent. This Agreement has been, and on or prior to Closing each of the Transaction Documents to which the Seller Parent is a party will be, duly executed and delivered by an authorized officer of the Seller Parent. This Agreement constitutes, and as of the Closing each of the Transaction Documents will constitute, the legal, valid and binding obligation of the Seller Parent, enforceable against the Seller Parent in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy. The Seller has all necessary limited liability company power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by the Seller of its

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obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of the Seller. This Agreement has been, and on or prior to Closing each of the Transaction Documents to which the Seller is a party will be, duly executed and delivered by an authorized officer of the Seller. This Agreement constitutes, and as of the Closing each of the Transaction Documents will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 3.4    Ownership. The Seller Parties are the exclusive owners, or exclusive licensees, of the entire right, title (legal and equitable) and interest in, to and under the Purchased Receivables and, solely with respect to the Exploitation of the Covered Product, the Intellectual Property Rights. The Purchased Receivables sold, assigned, transferred, conveyed and granted to the Purchasers have not been pledged, sold, assigned, transferred, conveyed or granted by the Seller Parties to any other Person. The Seller Parties have the full right to sell, assign, transfer, convey and grant the Purchased Receivables to the Purchasers. Upon the sale, assignment, transfer, conveyance and granting by the Seller Parties of the Purchased Receivables to the Purchasers, the Purchasers shall acquire good and marketable title to the Purchased Receivables free and clear of all Liens (other than the Purchasers’ Liens and other Liens created pursuant to this Agreement), and shall be the exclusive owners of the Purchased Receivables.
Section 3.5    Capitalization; Subsidiaries.
(a)    Section 3.5(a) of the Disclosure Schedule accurately and completely sets forth the authorized, issued and outstanding shares or other Equity Interests of the Seller Parent and the Seller, in each case, as of immediately prior to the Closing (and excluding issuance of the Purchased Warrants and the issuance of Series D-1 Preferred Warrants to Horizon, in each case, in connection with the Closing). Except for the Equity Interests set forth on Section 3.5(a) of the Disclosure Schedules, there are no outstanding shares or other Equity Interests of the Seller Parent and the Seller. All of the issued and outstanding Equity Interests of the Seller Parent and the Seller were duly authorized, validly issued and are fully paid and non-assessable, and have been issued in compliance with all Applicable Laws and any preemptive rights, rights of first refusal or similar rights of any Person. Except as set forth on Section 3.5(a) of the Disclosure Schedule, there are no outstanding agreements obligating either Seller Party to repurchase, redeem or otherwise acquire, or pay any dividends in respect of, any outstanding Equity Interests of either Seller Party, or any agreements between the Seller Parent’s or the Seller’s equityholders (or any two or more of them) with respect to the voting of equity securities of either Seller Party. None of the Seller Parent’s or the Seller’s outstanding Equity Interests are entitled to acceleration or vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of the agreements providing for the issuance of such Equity Interests upon the occurrence of any event or combination of events. The exercise price of any issued and outstanding options previously awarded by Seller Parent has never been adjusted or amended, whether through amendment, cancellation, replacement grant, repricing or any other means.
(b)    Except for the Seller, (i) Seller Parent does not have any Subsidiaries and (ii) the Seller Parties do not own any Equity Interests, directly or indirectly, in any other Person.

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Section 3.6    Financial Statements. Attached hereto as Section 3.6 of the Disclosure Schedule are copies of (i) the unaudited consolidated balance sheet of the Seller Parent and the Seller as of December 31, 2024 (the “Balance Sheet”) and the unaudited consolidated statements of income and cash flows for the fiscal year ended December 31, 2024, and (ii) the audited consolidated balance sheet of the Seller Parent and the Seller as of December 31, 2023, and the related audited consolidated statements of income and cash flows for the fiscal year ended December 31, 2023 (the “Financial Statements”). Except as set forth on Section 3.6 of the Disclosure Schedules, the Financial Statements: (a) present fairly in all material respects, in accordance with GAAP applied on a consistent basis (subject to the lack of footnotes required by GAAP), the consolidated financial position of the Seller Parent and the Seller as of such specified dates, and the consolidated results of operations and cash flows of the Seller Parent and the Seller for the periods specified and (b) were prepared in accordance with the books and records of the Seller Parent and the Seller. Except as set forth on the face of the Balance Sheet or in the footnotes thereto, neither the Seller Parent nor the Seller has any material liabilities or obligations, contingent or otherwise, other than (1) obligations and liabilities incurred in the ordinary course of business since December 31, 2024 (2) liabilities incurred in connection with the Management Services Agreement, (3) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, (4) executory obligations under contracts, which are existing on the date hereof and not related to any breach or default by the Seller Parties, and (5) liabilities and obligations set forth on Section 3.6 of the Disclosure Schedule.
Section 3.7    Governmental and Third-Party Authorizations. Assuming the accuracy of the representations and warranties of the Purchasers in ARTICLE IV, the execution and delivery by each Seller Party of the Transaction Documents, the performance by each Seller Party of its obligations hereunder and thereunder and the consummation by each Seller Party of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for the filing of UCC financing statements and a Form D Notice of Sale with the SEC and such other notices and filings as may be required under applicable state securities laws.
Section 3.8    No Litigation.
(a)    There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena or other proceeding (whether civil, criminal, administrative, regulatory or informal) pending or, to the Knowledge of the Seller Parties, threatened by or against the Seller Parties, at law or in equity, that (i) would reasonably be expected to result in a liability to the Seller Parties in excess of [***] or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents.
(b)    There is no inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of the Seller Parties, threatened against the Seller Parties that (i) would reasonably be expected to result in a liability to the Seller Parties in excess of [***] or (ii) challenges or seeks

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to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents.
(c)    To the Knowledge of the Seller Parties, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such action, suit, arbitration proceeding, claim, investigation, proceeding, inquiry or investigation referred to in Section 3.8(a) or 3.8(b).
Section 3.9    Indebtedness; Solvency.
(a)    Section 3.9(a) of the Disclosure Schedules sets forth a complete list of all outstanding Indebtedness of the Seller Parties in excess of [***].
(b)    No Bankruptcy Event has occurred with respect to the Seller Parties.
(c)    Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (i) the fair value of the Seller Parties’ assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of the Seller Parties’ assets, including, for the avoidance of doubt, the Intellectual Property Rights, will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured in the normal course of business, (iii) the Seller Parties will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (iv) the Seller Parties will have free cash on hand with which to engage in its business as now conducted, (v) the Seller Parties do not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (vi) the Seller Parties will not have become subject to any Bankruptcy Event and (vii) the Seller Parties will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. For purposes of this Section 3.9(c), the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.
Section 3.10    Tax Matters.
(a)    Each Seller Party has filed (or caused to be filed) all material tax returns and material tax reports required to be filed under Applicable Law and have paid all material taxes required to be paid by them (including, in each case, in its capacity as a withholding agent), except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with the generally accepted accounting principles applicable to each Seller Party, as in effect from time to time. There are no proposed or pending Tax assessments, deficiencies, audits or other Tax related proceedings with respect to the Seller Parties.

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(b)    There are no existing Liens for Taxes on the Purchased Receivables (or any portion thereof).
Section 3.11    No Brokers’ Fees. No Seller Party has taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
Section 3.12    Compliance with Laws. None of the Seller Parties (a) has violated or is in violation of, has been given notice of any violation of, or, to the Knowledge of the Seller Parties, is under investigation with respect to or has been threatened to be charged with, any material violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit, registration or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority, in each case, in a manner that would be reasonably expected to materially adversely affect the Covered Product.
Section 3.13    Intellectual Property Matters.
(a)    Section 3.13(a) of the Disclosure Schedule sets forth an accurate and complete list of all issued Patents and pending Patent applications owned or licensed by the applicable Seller Party. For each Patent listed on Section 3.13(a) of the Disclosure Schedule the Seller Parties have indicated (i) the countries in which such Patent is pending, allowed, granted or issued, (ii) including a notation of any term extensions, the patent number and/or patent application serial number, (iii) the scheduled expiration date of each such issued Patent, (iv) the expected scheduled expiration date of each Patent issuing from such pending Patent application once issued and (v) the registered owner thereof.
(b)    As set forth on Section 3.13(a) of the Disclosure Schedule, the applicable Seller Party is the sole and exclusive owner of each of the Patents listed on Section 3.13(a) of the Disclosure Schedule and each of the inventions claimed in such Patents.
(c)    To the Knowledge of the Seller Parties and except as identified in Section 3.13(a) of the Disclosure Schedule, in each Patent listed on Section 3.13(a) of the Disclosure Schedule, there is at least one valid claim (treating pending claims as if issued) that would be infringed by the Exploitation of the Covered Product, as applicable.
(d)    There are no unpaid maintenance or renewal fees payable by the Seller to any Third Party that currently are overdue for any of the Patents. No Patents listed on Section 3.13(a) of the Disclosure Schedule have lapsed or been abandoned, cancelled or expired.
(e)    To the Knowledge of the Seller Parties, each Person who has or has had any rights in or to the Patents, including each inventor named on the Patents, has executed a contract assigning his, her or its entire right, title and interest in and to such Patents and the inventions embodied, described and or claimed therein, to the owner thereof, and each such contract has been duly recorded in each Patent Office wherein it would be necessary or advisable, as

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determined by the Seller Parties in their commercially reasonable judgement, to document such assignment.
(f)    To the Knowledge of the Seller Parties, each individual associated with the filing and prosecution of the Patents, including the named inventors of the Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of the Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist.
(g)    Subsequent to the issuance of each Patent, and except as may have been required in connection with overcoming any rejection of pending claims or challenge of validity of issued claims on the basis of obviousness-type double patenting, none of the Seller Parties has filed any disclaimer or made or permitted any other voluntary reduction in the scope of such Patent.
(h)    There is no pending or, to the Knowledge of the Seller Parties, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the legality, validity, scope, enforceability or ownership of any of the Intellectual Property Rights. There are no Disputes by or with any Third Party against the Seller Parties involving any of the Covered Product. The Intellectual Property Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute. There are no proceedings, other than proceedings in the ordinary course of patent prosecution with respect to the Patents listed on Section 3.13(a) of the Disclosure Schedule.
(i)    There is no pending action, suit, proceeding, investigation or claim related to the Covered Product. To the Knowledge of the Seller Parties, there is no threatened action, suit, proceeding, investigation or claim, and, to the Knowledge of the Seller Parties, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any action, suit, proceeding, investigation or claim by any Person that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Covered Product does or could infringe on any patent or other intellectual property rights of any Third Party or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights.
(j)    To the Knowledge of the Seller Parties, there are no patents issued, and no pending patent applications with claims reasonably likely to issue, owned by any Third Party, that the Seller Parent or the Seller does not have a right to use that would be infringed by the Seller’s Exploitation of the Covered Product but for the Seller Parent’s or the Seller’s rights in such patents and patent applications.
(k)    To the Knowledge of the Seller Parties, there is no Person infringing any of the Intellectual Property Rights, and neither Seller Party has received any notice, or put any Person on notice, of actual or alleged infringement of any of the Intellectual Property Rights.

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(l)    The Seller Parties have taken all reasonable precautions to protect the secrecy, confidentiality and/or value of the applicable Know-How.
(m)    The Intellectual Property Rights constitute all of the intellectual property owned or licensed by the Seller Parent, the Seller or any of their respective Affiliates that is, to the Seller Parties’ Knowledge, necessary or useful for the development, manufacture, use or sale of the Covered Product.
(n)    No legal opinion concerning or with respect to any Third Party intellectual property rights relating to the Covered Product, including any freedom-to-operate, product clearance, patentability, validity or right-to-use opinion, has been delivered to either Seller Party.
(o)    To the Knowledge of the Seller Parties, there is no Person who is or claims to be an inventor under any Patent who is not a named inventor thereof and the list of inventors named in each issued and unexpired Patent listed on Section 3.13(a) of the Disclosure Schedule is current and complete.
(p)    The patents included in the Collateral (as defined in the Security Agreement) constitutes all the patents the Seller Parties need for the Exploitation of the Covered Product as of the date hereof.
Section 3.14    Regulatory Approval and Marketing.
(a)    The Seller Parties are in compliance, in all material respects, with their material obligations to seek, obtain and maintain Regulatory Approval for the Covered Product.
(b)    The Seller Parties possess all material permits, licenses, registrations and permissions, including Regulatory Approvals from the FDA and other Governmental Authorities required for the conduct of their business as currently conducted and for the development and Exploitation of the Covered Product, and all such permits, licenses, registrations, authorizations and permissions are in full force and effect;
(c)    The Seller Parties have not received any written communication from any Governmental Authority alleging any failure of the Seller Parties to materially comply with any Applicable Laws, including any terms or requirements of any Regulatory Approval and, to the Knowledge of the Seller Parties, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, hold or clinical hold, cancellation, material limitation, material termination or adverse modification of any Regulatory Approval;
(d)    To the Knowledge of the Seller Parties, none of the officers, directors, employees or, to the Knowledge of the Seller Parties, Affiliates of the Seller Parent or the Seller involved in any Product Application, has been:
(i)    convicted of any crime or engaged in any conduct for which debarment or suspension is authorized by 21 U.S.C. § 335a nor, to the Knowledge of the Seller Parties, are any debarment proceedings or investigations pending or threatened against a Seller Party or any of their respective officers, employees or agents;

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(ii)    charged, named in a complaint, convicted, or otherwise found liable in any proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other Applicable Law; or
(iii)    disqualified or deemed ineligible pursuant to 21 C.F.R. §312.70 or otherwise restricted, in whole or in part, or subject to an assurance.
(e)    To the Knowledge of the Seller Parties, none of the officers, directors, employees or Affiliates of the Seller Parties or any of their agents or consultants has (i) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (ii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);
(f)    All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for Regulatory Approval from the FDA or other Governmental Authority for Covered Product, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority;
(g)    All preclinical and clinical trials conducted by or on behalf of the Seller Parties the results of which have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with all Applicable Laws;
(h)    All Covered Products have since January 1, 2022, been, manufactured, transported and held, in all material respects in accordance with all permits, and Applicable Laws;
(i)    Neither Seller Party has received any written notice from a Governmental Authority that such Governmental Authority, including without limitation the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced or threatened to initiate any action against a Seller Party, any action to enjoin either Seller Party, or its officers, directors, employees, agents and Affiliates from conducting its business at any facility owned or used by it, or any action for any material civil penalty, injunction, seizure or criminal action; and
(j)    Neither Seller Party has received from the FDA at any time since January 1, 2021, a Warning Letter, Form FDA-483, “Untitled Letter,” notice of an investigation, request for corrective or remedial action, notice of other adverse finding or similar written correspondence or notice alleging violations of Applicable Laws enforced by the FDA or any comparable written

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correspondence from any other Governmental Authority, in each case, with regard to any Covered Product or the research, study, development, formulation, processing, engineering, manufacture, testing, packaging, labeling, storage, handling, holding, transport, distribution, use, sale, offer for sale or promotion thereof.
Section 3.15    Material Contracts; [***] Agreement; In-Licenses.
(a)    Except for the Material Contracts, (i) there are no In-Licenses and (ii) there are no other contracts, agreements or other arrangements (whether written or oral) to which either Seller Party is a party or by which any of its assets or properties is bound or committed pursuant to which such Seller Party has rights under any patent or intellectual property rights of any Third Party that are material to the Exploitation of the Covered Product. The Purchaser Representative (and any other Purchaser requesting such) has been provided a true, correct and complete copy of the [***] Agreement and the Innovator Purchase Agreement.
(b)    The [***] Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, [***], enforceable against the Seller and, to the Knowledge of the Seller, [***] in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy. The Seller is not in breach or violation of or in default under the [***] Agreement. There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of the [***] Agreement by the Seller or, to the Knowledge of the Seller Parties, [***].
(c)    The Seller has not waived any rights or defaults under the [***] Agreement or released [***], in whole or in part, from any of its obligations under the [***] Agreement. There are no oral waivers or modifications (or pending requests therefor) in respect of the [***] Agreement. Neither the Seller nor [***] has agreed to amend or waive any provision of the [***] Agreement, and the Seller has have not received or submitted any proposal to do so.
(d)    No event has occurred that would give the Seller or, to the Knowledge of the Seller, [***], the right to terminate the [***] Agreement. The Seller has not received any notice of an intention by [***] to terminate or breach the [***] Agreement, in whole or in part, or challenging the validity or enforceability of the [***] Agreement, or alleging that the Seller or [***] is currently in default of its obligations under the [***] Agreement. To the Knowledge of the Seller Parties, there is and has been no default, violation or breach of [***] under the [***] Agreement.
(e)    There are no Out-Licenses that relate in any respect to the Covered Product.
(f)    The Seller Parties are not in breach or violation of or in default under any Material Contract (excluding the [***] Agreement). There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of the Material Contracts (excluding the [***] Agreement) by the Seller Parties, or,

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to the Knowledge of the Seller Parties, any counterparty to the Material Contracts (excluding the [***] Agreement).
(g)    The Seller Parties have not waived any rights or defaults under the Material Contracts (excluding the [***] Agreement) or released any counterparty under the Material Contracts (excluding the [***] Agreement), in whole or in part, from any of its obligations under the applicable Material Contract (excluding the [***] Agreement). There are no oral waivers or modifications (or pending requests therefor) in respect of the Material Contracts (excluding the [***] Agreement).
(h)    No event has occurred that would give the Seller Parties or, to the Knowledge of the Seller Parties, any counterparty under a Material Contract (excluding the [***] Agreement) the right to terminate the Material Contracts (excluding the [***] Agreement). The Seller Parties have not received any notice of an intention by any counterparty under the Material Contracts (excluding the [***] Agreement) to terminate or breach the Material Contracts (excluding the [***] Agreement), in whole or in part, or challenging the validity or enforceability of the Material Contracts (excluding the [***] Agreement), or alleging that the Seller Parties or a counterparty under a Material Contract (excluding the [***] Agreement) is currently in default of its obligations under a Material Contract (excluding the [***] Agreement). To the Knowledge of the Seller Parties, there is and has been no default, violation or breach of a counterparty under a Material Contract (excluding the [***] Agreement).
(i)    Except as set forth on Section 3.15(i) of the Disclosure Schedules, there are no contracts between either Seller Party, on the one hand, and any other Seller Party or any Affiliate of either Seller Party.
Section 3.16    UCC Matters
. The Seller Parent’s exact legal name is, and since September 18, 2018, has been, “Castle Creek BioSciences, Inc”. The Seller Parent’s principal place of business is located in the Commonwealth of Pennsylvania. The Seller Parent’s jurisdiction of formation is, and since formation has been, the State of Delaware. The Seller’s exact legal name is, and since February 12, 2020, has been, “Castle Creek BioSciences, LLC”. The Seller’s principal place of business is located in the Commonwealth of Pennsylvania. The Seller’s jurisdiction of formation is, and since formation has been, the State of Delaware.
Section 3.17    Margin Stock. The Seller Parties are not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by the Seller for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
Section 3.18    No other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (as qualified by the Disclosure Schedule) in the Warrant and in the certificate delivered by the Seller Parties pursuant to Section 6.2(d), the Purchased Assets conveyed hereunder are being conveyed “as-is, where-is, with all faults” and the Seller Parties do not nor does any other Person on behalf of the Seller Parties make or has

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made any other representations or warranties, express or implied, directly or indirectly, or arising by operation of Law, with respect to the Purchased Assets or the businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects of the Seller Parties, and the Seller Parties hereby disclaim any such other representations or warranties. Notwithstanding anything contained in this Agreement, the representations and warranties set forth in this Agreement with respect to “Covered Product,” including, but not limited to, the references in Section 3.4, Section 3.13 and Section 3.14, shall apply only to D-Fi.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
Each Purchaser, severally and not jointly, and only with respect to itself, hereby represents and warrants to the Seller Parties as follows as of the date hereof:
Section 4.1    Organization. Such Purchaser (other than any Purchaser that is a natural person), is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.
Section 4.2    No Conflicts. The execution and delivery by such Purchaser of any of the Transaction Documents to which such Purchaser is a party, the performance by such Purchaser of its obligations hereunder or thereunder or the consummation by such Purchaser of the transactions contemplated hereby or thereby will not (a) contravene, conflict with or violate any term or provision of any of the organizational documents of such Purchaser (provided that no Purchaser that is a natural person makes the representations and warranties set forth in this clause (a)), (b) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, in any material respect, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such Purchaser or any of its assets or properties may be subject or bound or (c) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person any right to exercise any remedy, or accelerate the maturity or performance of, in any material respect, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets or properties is bound or committed.
Section 4.3    Authorization. Such Purchaser (other than any Purchaser that is a natural person) has all necessary corporate or similar power and authority, and such Purchaser (if a natural person) has the legal capacity, to execute and deliver the Transaction Documents to which such Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which such Purchaser is a party and the performance by such Purchaser of its obligations hereunder and thereunder have been duly authorized by such Purchaser. Each of the Transaction Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser. Each of the Transaction Documents to which such Purchaser is a party constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, subject to applicable

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bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and general equitable principles.
Section 4.4    Governmental and Third Party Authorizations. The execution and delivery by such Purchaser of the Transaction Documents to which such Purchaser is a party, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for the filing of UCC financing statements.
Section 4.5    No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of such Purchaser, threatened by or against such Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of such Purchaser, threatened against such Purchaser, that, in any case challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents.
Section 4.6    Access to Information. Such Purchaser acknowledges that it has (a) reviewed such documents and information relating to the Purchased Assets, the Intellectual Property Rights and the Covered Product and (b) had the opportunity to ask questions of, and to receive answers from, representatives of the Seller Parties concerning the Purchased Assets, the Intellectual Property Rights and the Covered Product, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Assets in accordance with the terms of this Agreement. Such Purchaser has knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Assets in accordance with the terms of this Agreement. Such Purchaser has consulted with its own advisors with respect to the Purchased Assets, and such Purchaser understands that the Purchased Assets are speculative and involve a high degree of risk, and such Purchaser can afford a complete loss of the value of its Allocated Purchased Assets and is able to bear the economic risk of holding the same for an indefinite period.
Section 4.7    Securities Laws Representations and Warranties.
(a)    Such Purchaser is purchasing its Allocated Warrants (including the shares of Series D-1 Preferred Stock issuable upon exercise thereof) for such Purchaser’s own account for investment only, and not with a view to the resale or distribution thereof.
(b)    Such Purchaser is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act.
(c)    Such Purchaser understands that its Allocated Warrants (including the shares of Series D-1 Preferred Stock issuable upon exercise thereof) have not been registered under the

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Securities Act, or the securities or similar Applicable Laws of any jurisdiction, and is offered in reliance on exemptions therefrom, which reliance depends upon, among other things, the bona fide nature of such Purchaser’s investment intent and the truth and accuracy of such Purchaser’s representations as expressed herein and in the other Transaction Documents.
(d)    Such Purchaser understands and agrees that (i) there are restrictions on the transferability of its Allocated Warrants (including the shares of Series D-1 Preferred Stock issuable upon exercise thereof), (ii) it has no rights to require its Allocated Warrants (including the shares of Series D-1 Preferred Stock issuable in exercise thereof) to be registered under the Securities Act or the securities laws of any jurisdiction, (iii) there currently is no, and there may never be any, public market for its Allocated Warrants (including the shares of Series D-1 Preferred Stock issuable in exercise thereof), (iv) it may not be possible for such Purchaser to liquidate its investment in the Seller Parent and (v) such Purchaser may have to hold its Allocated Warrants (including the shares of Series D-1 Preferred Stock issuable upon exercise thereof) and bear the economic risk of its investment therein indefinitely.
Section 4.8    Brokers’ or Finders’ Fees. Such Purchaser has not employed, and is not liable for the payment of any fee to, any agent, finder, broker, consultant or similar Person in connection with the transactions contemplated under this Agreement or any other Transaction Document.
Section 4.9    Purchaser Information. Such Purchaser’s (a) full legal name, (b) place of residence if a natural person or principal place of business if other than a natural person (c) and jurisdiction of formation if other than a natural person, in each case, is as set forth on Schedule I.
Section 4.10    Non-Reliance; As-Is, Where-Is. Such Purchaser acknowledges and agrees (for such Purchaser and on behalf of such Purchaser’s Affiliates and such Purchaser’s representatives) that, except for the representations and warranties expressly set forth in ARTICLE III (as qualified by the Disclosure Schedule, the representations and warranties set forth in the Warrant and the certificate delivered by the Seller Parties pursuant to Section 6.2(d)), (a) the Seller Parties do not nor do any of their respective Affiliates (or any other Person on behalf of the Seller Parties) make, or has made, any representation or warranty, express or implied, directly or indirectly, or arising by operation of Applicable Law, relating to the Seller Parties, the Purchased Assets or condition (financial or otherwise), properties, businesses, operations, prospects or otherwise (including with respect to the merchantability, marketability, profitability or fitness for a particular purpose of the Purchased Assets); (b) no such Purchaser nor any of its Affiliates or its or their respective representatives is relying on any representation or warranty; and (c) no Person has been authorized by the Seller Parties or any of their Affiliates to make any other representation or warranty relating to the Purchased Assets or either Seller Party’s assets, liabilities, condition (financial or otherwise), properties, businesses, operations, prospects or otherwise, and if made, such representation or warranty is not being relied upon by such Purchaser, any of its Affiliates or its or their respective representatives. This Section 4.10 shall not constitute a waiver of any rights of a Purchaser in the case of fraud in the inducement.

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ARTICLE V
COVENANTS
The Parties covenant and agree as follows:
Section 5.1    Books and Records; Notices.
(a)    The Seller Parties shall keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records adequate to reflect accurately, in all material respects, (i) all financial transactions and all assets and business of the Seller Parties in accordance with GAAP as consistently applied, including such records as may be required to accurately reflect in all material respects the financial information related to the Exploitation of the Covered Products and the Covered Product Revenue Payments and (ii) the status of the Seller Parties’ efforts pursuant to the Product Development Plan.
(b)    On or prior to each Royalty Payment Date, the Seller Parent shall prepare and deliver a report (the “Royalty Report”) to the Purchasers in substantially the form attached as Exhibit H setting forth in reasonable detail: [***].

(c)    In addition to the quarterly Royalty Reports to be delivered to each Purchaser pursuant to Section 5.1(b), if reasonably requested by the Purchaser Representative, the Seller Parties shall, on a semi-annual basis, provide a written update to the Purchasers regarding the Exploitation of the Covered Product, which shall include without limitation all material information relating to the Seller Parties’ Exploitation of the Covered Product. The Purchaser Representative shall have the right, no more than twice per year, to request a meeting with the Seller Parent to discuss the Royalty Reports and the Seller Parties’ Exploitation of the Covered Products, with one of such meetings being conducted in person and the other by videoconference. Any such videoconference or meeting shall be at a date and time agreed upon by the Seller Parent and the Purchaser Representative (with the other Purchasers having a right to attend), and shall include an executive officer of the Seller Parent and of each such attending Purchaser, at its election. Each of the Parties shall be solely responsible for their own costs and expenses associated with such videoconferences and meetings, including all travel and accommodations.
(d)    Within ten (10) Business Days after receipt by the Seller Parties of (i) (x) written notice of the commencement by any Third Party of, or (y) written notice from any Third Party threatening to commence, in either case any material action, suit, arbitration proceeding, claim, demand, investigation or other proceeding relating to this Agreement, any of the other Transaction Documents, any Material Contract, any transaction contemplated hereby or thereby or the Purchased Receivables (in any case other than any notice contemplated in Section 5.1(e)), or (ii) any other material correspondence relating to the foregoing, the Seller Parent shall (A) notify the Purchaser Representative in writing of the receipt of such notice or correspondence and (B) provide the Purchaser Representative with a written summary of all material details thereof or, to the extent not prohibited by obligations of confidentiality contained

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in the applicable Material Contract, if such notice is in writing, furnish to the Purchaser Representative a copy thereof and any materials reasonably related thereto.
(e)    Within ten (10) Business Days after receipt by the Seller of any material written notice, offer, proposal, correspondence, report or other communication relating to the Intellectual Property Rights, the Purchased Receivables, the Covered Product, or a Material Contract (in any case, other than any notice contemplated by Section 5.1(b) or Section 5.1(e)), the Seller shall (i) notify the Purchaser Representative in writing of the receipt thereof and the material details thereof and (ii) to the extent not prohibited by obligations of confidentiality contained in the applicable Material Contract, furnish the Purchaser Representative with a copy thereof.
(f)    The Seller Parent shall provide the Purchaser Representative with written notice within ten (10) Business Days after obtaining Knowledge of any of the following:
(i)    the occurrence of any Bankruptcy Event in respect of the Seller Parties;
(ii)    any material breach or default by the Seller Parties of or under any material covenant, agreement or other provision of any Transaction Document;
(iii)    the Seller Parties receiving any notice of audit or regulatory action by Regulatory Agency in the Territory impacting in any material respect the Covered Products or the timing, amount or duration of the Purchased Receivables;
(iv)    any representation or warranty made by the Seller Parties in this Agreement or any of the other Transaction Documents (or in any certificate delivered by the Seller Parties to each Purchaser pursuant to this Agreement) shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made (provided that the Seller Parties’ obligations under this (iv) shall terminate when the survival period set forth in Section 7.4 terminates);
(v)    the receipt of material notice from Horizon or delivery of notice to Horizon of any occurrence of any material default, event of default or breach (in each case, with or without lapse of time, or both) related to the Horizon Loan Agreements promptly following the Seller Parties receiving or delivering, as applicable, such notice (and in any event, within five (5) Business Days or within one (1) Business Day if any Indebtedness under the Horizon Loan Agreements has been accelerated);
(vi)    the termination of any Material Contract other than upon its scheduled termination date, the receipt by the Seller Parties from a counterparty asserting a default by the Seller Parties under any Material Contract where such alleged default, if accurate, would permit such counterparty to terminate such Material Contract, the entering into of any new Material Contract by the Seller with respect to the Covered Product, or any material amendment to a Material Contract; or
(vii)    the occurrence of any event or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

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(g)    The Seller Parent shall notify the Purchaser Representative in writing not less than fifteen (15) days prior to any change in, or amendment or alteration of, the Seller Parties’ (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.
(h)    The Seller Parent shall notify a Purchaser in writing not more than thirty (30) days after becoming aware that any Tax may be required to withheld with respect to any payment to such Purchaser pursuant to the Agreement.
(i)    In addition to the quarterly Royalty Reports to be delivered to each Purchaser pursuant to Section 5.1(b) and the reports pursuant to Section 5.1(c), each Seller Party shall deliver to the Purchaser Representative: (i) as soon as available, but in any event within thirty (30) days after the end of each month, a Seller Party prepared consolidated balance sheet, consolidated income statement and consolidated cash flow statement covering each Seller Party’s operations during such period, certified by such Seller Party’s president, treasurer, chief financial officer or vice president of finance (each, a “Responsible Officer”); (ii) as soon as available, but in any event within one hundred eighty (180) days after the end of each Seller Party’s fiscal year, audited consolidated financial statements of each Seller Party prepared in accordance with GAAP, together with an opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Purchaser Representative (it being acknowledged and agreed that Deloitte is acceptable to Purchaser Representative); provided, that such financial statements shall not contain a “going concern” qualification or statement; and (iii) as soon as available, but in any event within thirty (30) days after the earlier of (I) the end of each Seller Party’s fiscal year or (ii) the date of each Seller Party’s board of directors’ (or the equivalent) adoption, each Seller Party’s operating budget and plan for the next fiscal year; and (d) such other financial information as Purchaser Representative (on behalf of the Purchasers) may reasonably request from time to time. From and after such time as any Seller Party becomes a public reporting company, promptly as they are available and in any event: (i) within five (5) days of the time of filing of such Seller Party’s Form 10-K with the SEC after the end of each fiscal year of such Seller Party, the financial statements of such Seller Party filed with such Form 10-K; and (ii) within five (5) days of the time of filing of such Seller Party’s Form 10-Q with the SEC after the end of each of the first three fiscal quarters of such Seller Party, the consolidated financial statements of such Seller Party filed with such Form 10-Q. In addition, each Seller Party shall deliver to the Purchaser Representative (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by each Seller Party to its security holders and (B) promptly upon receipt of notice thereof, a report of any material legal actions pending or threatened in writing against any Seller Party or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving any Seller Party or any Subsidiary is commenced that is reasonably expected to result in damages or costs to any Seller Party or Seller Parties in the aggregate of [***].
Section 5.2    Public Announcement. No Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the Seller Parent, on behalf of the Seller Parties, and the Purchaser Representative, on behalf of the Purchasers (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of

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the transactions contemplated hereby or thereby, except if and to the extent that any such release or disclosure is required by Applicable Law, by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing to issue such press release or make such public disclosure shall (a) provide to the other Parties a copy of such proposed release or disclosure at least three (3) Business Days prior to any such release or disclosure, and (b) incorporate in good faith all reasonable and appropriate comments or changes that the Seller Parent and the Purchaser Representative may propose or suggest; provided that a Party may make any public disclosure identical or substantially similar to a disclosure previously reviewed and approved by the Seller Parent and the Purchaser Representative, as applicable, in accordance with the foregoing clauses (a) and (b). Notwithstanding the foregoing, the Parties agree that the Purchaser Representative and other Purchasers who currently are, or in the future become, subject to the reporting obligations under the Securities Exchange Act of 1934, as amended (collectively, the “Reporting Purchasers”), shall be permitted to file with the SEC a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent required by Applicable Law, some or all of the Transaction Documents as exhibits thereto or to another filing with the SEC; provided, that such Reporting Purchaser shall: (i) provide to the Seller Parent a draft of such filings at least three (3) Business Days prior to filing such Form 8-K (or such other SEC filing) ; (ii) incorporate in good faith any reasonable and appropriate comments or changes that the Seller Parent may propose or suggest; and (iii) except to the extent required by Applicable Law, [***]. The Seller Parent and the Purchaser Representative shall jointly prepare a press release for dissemination promptly following the Closing, such press release to be mutually agreed upon by the Purchaser Representative and the Seller Parent.
Section 5.3    Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under Applicable Law as may be reasonably requested by the Purchaser Representative, in the case of the Seller Parties, and the Seller Parent, in the case of the Purchasers or the Purchaser Representative, and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Documents, including to (i) perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Receivables to the Purchasers pursuant to this Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in the Purchasers good, valid and marketable rights and interests in and to the Purchased Receivables free and clear of all Liens (other than the Purchasers’ Liens and other Liens created pursuant to this Agreement), (iii) create, evidence and perfect the Purchasers’ back-up security interest granted pursuant to Section 2.1(d) and (iv) enable the Purchasers and the Purchaser Representative to exercise or enforce any of the Purchasers’ or the Purchaser Representative’s rights under any Transaction Document to which a Purchaser or the Purchaser Representative is a party.

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(b)    The Seller Parties and the Purchasers shall cooperate and provide assistance as reasonably requested by any other Party, at the expense of such other Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the Closing Date) to which the other Party, any of its Affiliates or controlling persons or any of their respective officers, directors, managers, employees or controlling persons is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated hereby or thereby or the Purchased Receivables, but in all cases excluding any litigation brought by either Seller Party (for themselves or on behalf of any Seller Indemnified Party) against the Purchasers or brought by the Purchasers (in each case, for itself or on behalf of any Purchaser Indemnified Party) against either Seller Party.
(c)    The Seller Parties shall use their commercially reasonable efforts to comply in all material respects with all Applicable Laws with respect to the Transaction Documents, the Material Contracts and the Purchased Receivables, except where compliance therewith is being contested by the Seller Parties in good faith by appropriate proceedings.
(d)    The Seller Parties shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with the Transaction Documents or serve or operate to limit, circumscribe or alter any of the Purchasers’ or Purchaser Representative’s rights under the Transaction Documents (or the Purchasers’ or Purchaser Representative’s ability to exercise any such rights).
(e)    Notwithstanding anything contrary contained in this Agreement, the Seller Parties shall not be required to provide access to any documentation, reports, communications, notices, correspondences or any other information (collectively, “Information”) to the Purchaser Representative or any other Purchaser (including with respect to Section 5.1, Section 5.4, Section 5.12 and Section 5.14) to the extent that the applicable Seller Party reasonably determines that (i) such Seller Party is contractually prohibited from providing such Information to the Purchaser Representative by reason of contractual confidentiality undertakings with a Third Party or (ii) such Information may constitute privileged attorney-client communications or attorney work product, the sharing of which, or the provision of access to which, as determined in good faith by such Seller Party after consultation with counsel, would reasonably be expected to constitute a waiver of such privilege; provided that, to the extent the Seller Parties may do so without waiving such privilege or violating a confidentiality obligation, such Seller Party shall advise such Person that such Seller Party is withholding such Information and shall use its commercially reasonable efforts to communicate to the Purchaser Representative or its applicable representatives the substance of any such materials, whether by redacting parts of such materials or otherwise, so that disclosure would not violate such confidentiality obligations or result in the waiver of such privilege.
Section 5.4    Patent Prosecution, Enforcement and Defense. With respect to the Intellectual Property Rights relating to the Covered Product,

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(a)    The Seller Parties shall, at the Seller Parties’ expense, take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the applicable Intellectual Property Rights, including payment of maintenance fees or annuities. In connection with any actions or decisions by the Seller Parties not to act in respect of matters contemplated by the foregoing sentence, to the extent such action or decision would reasonably be expected to have a Material Adverse Effect, the Seller Parties shall provide advance written notice to the Purchaser Representative of all such actions or decisions not to act in order to consult with the Purchaser Representative and the Seller Parties shall, in good faith, give due consideration to any reasonable suggestions of the Purchaser Representative.
(b)    The Seller Parties shall, at the Seller Parties’ expense, (A) diligently defend and enforce the applicable Intellectual Property Rights against infringement or interference by any other Person of which either Seller Party is or becomes aware, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference) and (B) when available and material in respect of any applicable Covered Product, and after reasonable consideration of protection by means of trade secret or other forms of legal protection available for a given development and upon determination to pursue patent protection for such development, prosecute patent applications with reasonable diligence to issuance, and seek any corrections, substitutions, reissues and reexaminations thereof and obtain patent term extensions and any other forms of patent term restoration. In connection with any actions or decisions by the Seller Parties not to act in respect of matters contemplated by the foregoing sentence, to the extent such action or decision would reasonably be expected to have a Material Adverse Effect, the Seller Parties shall provide advance written notice to the Purchaser Representative of all such actions or decisions not to act in order to consult with the Purchaser Representative and the Seller Parties shall, in good faith, give due consideration to any reasonable suggestions of the Purchaser Representative. The Seller Parent shall notify the Purchaser Representative in writing of any such legal action, suit or other proceeding and provide documents reasonably requested by the Purchaser Representative related thereto.
(c)    The Seller Parent shall promptly (but in any event within fifteen (15) Business Days), provide to the Purchaser Representative a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents, and shall provide the Purchaser Representative with a copy of any written material filed in response thereto.
(d)    The Seller Parties shall not disclaim or abandon, or fail to take any Commercially Reasonable Action necessary or desirable to prevent the disclaimer or abandonment of, any material Intellectual Property Rights; provided that, the foregoing shall not prevent the Seller Parties from (i) filing with the USPTO a terminal disclaimer in connection with overcoming any rejection of pending claims or challenge of validity of issued claims on the basis of obviousness-type double patenting or (ii) entering a disclaimer of descriptive or generic wording in an application for trademark in order to overcome a refusal to register.

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(e)    The Parties shall bear their own costs and expenses in connection with the actions pursuant to this Section 5.4.
Section 5.5    Audits.
(a)    Upon at least thirty (30) days written notice and during normal business hours, the Purchaser Representative may cause a limited inspection or audit by a nationally recognized independent public accounting firm of the Seller Parties’ books and records in respect of the Purchased Receivables, during normal business hours and at the sole expense of the Purchasers, provided, that no calendar year will be subject to more than one such audit unless an Event of Default (as defined in the Security Agreement) has occurred and is continuing and the Purchaser Representative shall, and shall cause its representatives and its accounting firm to, use all commercially reasonable efforts to not materially disrupt the conduct of business and operations of the Seller Parties.
(b)    The Seller Parties shall, with written notice to the Purchaser Representative, be entitled to cause an inspection or audit of books and records of any counterparty to an Out-License to be conducted pursuant to and in accordance with the terms of any Out-License Agreement. From time to time, but not more frequently than once per calendar year, the Purchaser Representative may request in writing the Seller Parties to, and the Seller Parties shall, subject to and in accordance with the terms of any Out-License Agreement, cause an inspection or audit of any counterparty’s books and records in respect of the Purchased Receivables to be conducted pursuant to and in accordance with the terms of such Out-License Agreement. The Seller Parties shall furnish to the Purchaser Representative any inspection or audit report prepared in connection with such inspection or audit.
(c)    In the event that any inspection or audit uncovers that the amounts actually paid to each Purchaser for any period in respect of the Purchased Receivables were greater than the amounts that should have been paid to each Purchaser for such period in respect of the Purchased Receivables, each Purchaser shall cause the amount of such overpayment to be paid to the Seller promptly (but in no event later than three (3) Business Days) after delivery by the Purchaser Representative to each Purchaser, of the applicable inspection or audit report or certificate, as the case may be, showing such overpayment. In the event that any inspection or audit uncovers that the amounts actually paid to each Purchaser for any period in respect of the Purchased Receivables were less than the amounts that should have been paid to each Purchaser for such period in respect of the Purchased Receivables and have not already been subsequently paid to the Purchasers after the period so audited or inspected, the Seller shall cause the amount of such underpayment to be paid to each Purchaser promptly (but in no event later than three (3) Business Days) after delivery to each Purchaser of the applicable inspection or audit report or certificate, as the case may be, showing such underpayment.
Section 5.6    Use of Proceeds. The Seller Parties shall use the Purchase Price to [***].
Section 5.7    Diligence.

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(a)    The Seller Parties shall use Commercially Reasonable Efforts to (i) perform and attempt to complete the material activities outlined in the Product Development Plan in the timeframes set forth therein and (ii) prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and, once approved, maintain Regulatory Approval for the Covered Product in the Territory; [***].
(b)    The Seller Parties shall use Commercially Reasonable Efforts not to withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Approval for the Covered Product once obtained. Following receipt of Regulatory Approval for the Covered Product in any country, the Seller Parties shall use Commercially Reasonable Efforts to Exploit the Covered Product in each such country.
(c)    The Seller Parties shall maintain compliance in all material respects with all Applicable Laws and Regulatory Approvals.
(d)    The Seller Parties shall not amend, modify or change in any material respect the Product Development Plan without the prior written consent of the Purchaser Representative and will at the request of the Purchaser Representative consult with the Purchaser Representative regarding the reasons for such changes.
Section 5.8    Tax Matters.
(a)    Within ninety (90) days of the Closing Date the Seller Parties will provide to the Purchaser Representative a proposed allocation (by percentage) of the Purchase Price among the Covered Product Revenue Payments, the PRV Interest and the Warrants based upon relative fair market values (the “Proposed Allocation”). The Purchaser Representative and the Seller Parties shall cooperate as reasonably requested with respect to completing such allocation, including by providing such records, documentation and access to personnel as may be reasonably requested.
Within ten (10) Business Days after receipt of the Proposed Allocation, the Purchaser Representative shall either (i) notify the Seller Parties in writing of the Purchaser Representative’s agreement with the Proposed Allocation or (ii) notify the Seller Parties in writing of any of the Purchaser Representative’s disagreements regarding the Proposed Allocation. If the Purchaser Representative agrees with the Proposed Allocation, or if the Seller Parties do not receive either of the communications described in (i) or (ii) immediately above within the prescribed ten (10) Business Day period, then the Proposed Allocation shall be deemed to be the final and binding allocation of the Purchase Price among the Covered Product Revenue Payments, the PRV Interest and the Warrants for purposes of this Agreement, and the Parties shall file all Tax Returns, and shall report all transactions contemplated in this Agreement on their respective financial statements, consistently with the Proposed Allocation.
If the Purchaser Representative notifies the Seller Parties in writing of the Purchaser Representative’s disagreement with the Proposed Allocation within the prescribed ten (10) Business Day period, the Seller Parties and the Purchaser Representative shall work in good faith to resolve any disagreements regarding the Proposed Allocation. Each of the Seller Parties and the Purchaser Representative will bear its own costs and expenses in connection with the

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resolution of any disagreements or disputes relating to the Proposed Allocation. If the Seller Parties and the Purchaser Representative do not reach a final resolution within thirty (30) days after the Purchaser Representative’s delivery of the notice of disagreement, then the Parties shall be free to use their own allocations of the Purchase Price among the Covered Product Revenue Payments, the PRV Interest and the Warrants for purposes of their respective Tax Returns and financial reporting.
(b)    The Purchasers and the Seller Parties acknowledge and agree that, under Applicable Law as of the date of this Agreement, no Taxes are expected to be deducted or withheld from payments under this Agreement. All payments to the Purchasers under this Agreement shall be made without any deduction or withholding for or on account of any Tax unless required by Applicable Law; provided that if any deduction or withholding for or on account of any Purchaser Indemnified Tax is required by Applicable Law to be made, and is made, by any applicable withholding agent in respect of any payment to the Purchasers under this Agreement or to the Seller (or its Affiliates) that are attributable to the Purchased Receivables, then the Seller shall, within ten (10) Business Days after such deduction or withholding is made, make a payment to the Purchasers so that, after all such required deductions and withholdings are made by any applicable withholding agent (including any deductions and withholdings required with respect to any additional payments under this Section 5.8(a)), the Purchasers receive an amount equal to the amount that it would have received had no withholding of such Purchaser Indemnified Taxes been made.
(c)    The Parties agree not to take any position that is inconsistent with the provisions of Section 5.8(a) or Section 2.1(b) on any Tax return or in any Tax audit or other administrative or judicial proceeding unless required by Applicable Law or final determination within the meaning of Section 1313 of the Code. If there is an inquiry by any Governmental Authority of the Seller Parties or the Purchasers related to the treatment described in Section 2.1(b)Section 2.1(a), the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner that is consistent with Section 2.1(b).
Section 5.9    Existence. Each Seller Party shall (a) preserve and maintain its existence; provided, however, that nothing in this Section 5.9 shall prohibit such Seller Party from (i) entering into any merger or consolidation that is otherwise permitted by this Agreement or (ii) subject to obtaining Purchaser Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), effectuating any change in corporate form or reincorporation in any jurisdiction for the purpose of optimizing such Seller Party’s structure for tax or transfer pricing purposes (it being understood by the Parties for the immediately preceding clause (ii), that it shall be deemed unreasonable for the Purchaser Representative to withhold consent with respect to any such change that does not adversely impact Purchasers’ Liens, the intent of the structure of the transactions contemplated by the Transaction Documents, or Purchasers’ economic rights under the Transaction Documents), (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would reasonably be expected to have a Material Adverse Effect, including appointing and employing

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such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply with its organizational documents, except, in the case of this clause (d), for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.  Each Purchaser acknowledges and agrees (to the maximum extent permitted under Applicable Law), that the Purchasers shall not, and shall not cause any other Person to, petition for the bankruptcy of the Seller Parties.
Section 5.10    Additional Sales; Liens.
(a)    The Seller Parties shall not create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to the Net Sales of the Covered Product, unless [***].
(b)    Except as permitted pursuant to Section 5.12 (Change of Control) and Section 5.14 (Out-Licenses for Covered Product), the Seller Parties shall not [***]. Except as permitted pursuant to Section 5.14 (Out-Licenses for Covered Products), neither Seller Party shall [***].
Section 5.11    Indebtedness. No Seller Party shall, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness without [***].
Section 5.12    Change of Control. [***].
Section 5.13    In-Licenses.
(a)    The Seller Parties shall promptly (and in any event within five (5) Business Days following execution thereof) provide the Purchaser Representative with (i) executed copies of any In-License entered into by the Seller Parties or their respective Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.
(b)    The Seller Parties shall comply in all material respects with its and their obligations under the [***] Agreement and any In-Licenses that the Seller Parties enter into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within ten (10) Business Days, after receipt of any written or oral notice by the Seller Parties or any of their respective Affiliates with respect to an alleged material breach under any In-License, the Seller Parties shall provide the Purchaser Representative a copy (or, in the case of oral notices, a written summary) thereof. The Seller Parties shall cure any material breaches by it under any In-License and shall give written notice to the Purchasers upon curing any such breach. The Seller Parties shall provide the Purchasers with written notice following (and in any event within five (5) Business Days of) becoming aware of a counterparty’s material breach of its obligations under any In-License. The Seller Parties shall not terminate (i) any In-License without providing the Purchaser Representative prior written notice or (ii) the [***] Agreement. The Seller Parties shall not make or enter into any amendment, supplement or modification to, or grant any waiver under any provision of, the [***] Agreement without the Purchaser Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent that such amendment,

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supplement, modification or grant would reasonably be expected to have a material adverse effect on the timing, amount or duration of the Royalty Payments. Promptly, and in any event within ten (10) Business Days following the Seller Parties’ notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller Parent shall provide the Purchaser Representative written notice thereof.
Section 5.14    Out-Licenses for Covered Product.
(a)    The Seller Parties and their respective Affiliates [***].
(b)    The Seller Parent shall promptly (and in any event within five (5) Business Days following execution thereof) provide the Purchaser Representative with written notice of and a description of the following: (i) execution by the Seller Parties of an Out-License, and (ii) execution by the Seller Parties of any amendment, supplement, modification or written waiver of any material provision of an Out-License.
(c)    The Seller Parties shall include in all Out-Licenses [***].
(d)    The Seller Parties shall provide the Purchaser Representative prompt (and in any event within five (5) Business Days) written notice of a licensee’s material breach of its obligations under any Out-License of which any of the individuals named in the definition of “Knowledge” (or the successors of such Person at the Seller Parties) actually becomes aware.
(e)    The Seller Parent shall provide the Purchaser Representative with written notice promptly (and in any event within five (5) Business Days) following the termination of any Out-License (other than termination as a result of expiration of the Out-License according to its terms).
(f)    Subject to the rights of the Parties to the Horizon Intercreditor Agreement, the Purchasers shall have a back-up security interest in any Out-License entered into by the Seller Parties in accordance with this Section 5.14 and the receivables thereunder pursuant to the Security Agreement.
Section 5.15    PRV Request and PRV Sale Transaction.
(a)    The Seller Parties shall use Commercially Reasonable Efforts to request a Priority Review for D-Fi and prepare a PRV Request for submission by the Seller Parties to the FDA upon the filing of a Biologics License Application for D-Fi with the FDA. The Seller Parties shall provide access to such PRV Request to the Purchaser Representative via access methods such as secure databases established by the Parties as soon as reasonably possible for its review and comment. Prior to its submission to the FDA, the Seller Parties shall have the sole responsibility for interacting with the FDA or the applicable Governmental Authority, responding to inquiries with respect to any documentation associated with the PRV Request and filing all updates to such filings that may be required. The Purchaser Representative shall provide their comments, if any, on such PRV Request to the Seller Parties within five (5) Business Days after receipt thereof and the Seller Parties shall consider in good faith any

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comments timely provided by the Purchaser Representative, but the Seller Parties shall not be obligated to incorporate any such comments, it being agreed to and acknowledged by the Purchasers that the form and content of, and responsibility for, the PRV Request submitted to the FDA shall remain within the Seller Parties’ sole discretion. The Parties’ rights and obligations for a PRV Request shall include the initial PRV Request, as well as any supplements or amendments thereto that the Seller Parties determines in their sole discretion are necessary or useful to be prepared and submitted to the FDA in support of the PRV Request.
(b)    Upon (i) notification that the FDA has granted Priority Review for a Covered Product and (ii) receipt of a Priority Review Voucher, the Seller Parent shall promptly (but in any event within five (5) Business Days) notify the Purchaser Representative as to such receipt and provide the Purchaser Representative with a true, correct and complete copy of the approval letter from the FDA that contains such Priority Review Voucher.
(c)    Following the receipt of a Priority Review Voucher, [***]. Upon the consummation of a PRV Sale Transaction, the Seller Parties shall pay to each Purchaser its applicable Allocation Percentage of the PRV Proceeds, constituting each Purchaser’s Allocation Percentage of the PRV Interest. The Seller shall pay to each Purchaser by wire transfer to each Purchaser’s Purchaser Account its Allocation Percentage of the PRV Interest within five (5) Business Days upon the Seller’s receipt of the PRV Proceeds; provided that, if the PRV Proceeds are paid in installment payments, the installment potion of the PRV Proceeds shall be paid within five (5) Business Days of the receipt by the Seller of each such installment payment. For the avoidance of doubt, the obligations set forth in this Section 5.15 shall survive any Change of Control.
Section 5.16    Minimum Cash. The Seller Parties shall maintain [***].
Section 5.17    Innovator Purchase Agreement and Innovator Notes. The Seller Parties shall not amend, modify or change the Innovator Purchase Agreement or the Innovator Notes without the prior written consent of the Purchaser Representative.
ARTICLE VI
THE CLOSING
Section 6.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely at 9:00 a.m., Eastern Time, via by electronic exchange of signatures and documents on the date of this Agreement (or at such time and place as the Parties may mutually agree) (the “Closing Date”).
Section 6.2    Closing Deliverables of the Seller Parties. At the Closing, the Seller Parties shall deliver or cause to be delivered to the Purchasers the following:
(a)    each applicable Purchaser’s respective Warrants, each duly executed by the Seller Parent;

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(b)    a counterpart signature page to the Closing Date Bills of Sale, each duly executed by the Seller Parties;
(c)    an opinion of Bradley Arant Boult Cummings LLP, counsel to the Seller Parties, in form and substance reasonably satisfactory to the Purchasers;
(d)    a duly executed certificate of an executive officer of the Seller Parent dated as of the Closing Date and (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller Parties and (y) resolutions of the Board of Directors and stockholders of the Seller Parent and resolutions of the sole member of the Seller, and resolutions of the manager of the Seller, authorizing and approving the execution, delivery and performance by applicable Seller Party of the Transaction Documents and the transactions contemplated hereby and thereby, (ii) setting forth the incumbency of the officer or officers of the Seller Parties, including who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate from the Secretary of State of the State of Delaware, stating that each Seller Party is in good standing under the State of Delaware;
(e)    a counterpart signature page to the Security Agreement duly executed by the Seller Parties;
(f)    UCC-1 financing statements (“Purchaser UCC Filings”) to evidence and perfect the sale, assignment, transfer, conveyance and grant of the Purchased Receivables pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(d);
(g)    a duly executed IRS Form W-9 from each Seller Party certifying it is a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup tax withholding; and
(h)    counterpart signature pages to the Innovator Purchase Agreement and applicable ancillary documents contemplated therein, in each case, by the Seller and Innovator.
Section 6.3    Closing Deliverables of the Purchasers. At the Closing, each Purchaser or Ligand in its capacity as the Purchaser Representative, as applicable, shall deliver or cause to be delivered or paid to the Seller Parties the following:
(a)    a counterpart signature page to such Purchaser’s Closing Date Bill of Sale, duly executed by such Purchaser;
(b)    a counterpart signature page to the Security Agreement, duly executed by such Purchaser;
(c)    such Purchaser’s Allocated Purchased Assets in accordance with Section 2.2;
(d)    a fully completed and duly executed IRS Form W-9 from such Purchaser certifying it is a United States person as defined in Section 7701(a)(30) of the Code and exempt

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from U.S. federal backup tax withholding or, if such Purchaser is not a United States person, a fully completed and duly executed IRS Form W-8, as applicable (or other appropriate form) and a fully completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable law to permit Seller Parties to determine what if any tax withholding or deduction is required to be made;
(e)    a duly executed certificate of an executive officer of Ligand, in its capacity as the Purchaser Representative, dated as of the Closing Date and setting forth the incumbency of the officer or officers of Ligand who have executed and delivered the Transaction Documents to which Ligand is a party, including therein a signature specimen of each such officer or officers;
(f)    a counterpart signature page to the Horizon Intercreditor Agreement, duly executed by Ligand; and
(g)    a joinder to the ROFR Agreement, duly executed by such Purchaser not already party to the ROFR Agreement as of immediately prior to the execution of this Agreement.
ARTICLE VII
INDEMNIFICATION
Section 7.1    Indemnification by the Seller. The Seller Parties agree, jointly and severally, to indemnify, defend and hold harmless the Purchasers, Purchaser Representative and each of their respective Affiliates and any or all of their respective partners, directors, trustees, officers, managers, employees, members, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from:
(a)    any breach of any representation or warranty made by the Seller Parties in ARTICLE III of this Agreement or in the certificate delivered by the Seller Parties to the Purchasers in writing pursuant to Section 6.2(d) of this Agreement;
(b)    any breach of or default under any covenant or agreement of the Seller Parties in this Agreement or the Transaction Documents;
(c)    any Excluded Liabilities and Obligations;
(d)    any product liability claims relating to a Covered Product by any Third Parties against the Purchasers, Purchaser Representative or any of their Affiliates;
(e)    any claims of infringement or misappropriation of any Intellectual Property Rights by any Third Parties against the Purchasers, Purchaser Representative or any of their Affiliates; or

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(f)    any brokerage or finder’s fees or commissions or similar amounts incurred or owed by any Seller Party or any of their Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by either of them in connection with the transactions contemplated by this Agreement.
Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Seller Parties to such Purchaser Indemnified Party upon demand.
Section 7.2    Indemnification by the Purchaser. Each Purchaser, severally and not jointly in accordance with the Purchasers’ respective Allocation Percentages, agrees to indemnify and hold each of the Seller Parties and their respective Affiliates and any or all of their respective partners, directors, officers, managers, members, employees, agents and controlling Persons (each, a “Seller Indemnified Party” and together with the Purchaser Indemnified Parties, the “Indemnified Parties” and any such Person from whom indemnification is sought pursuant to and in accordance with this ARTICLE VII, the “Indemnifying Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of:
(a)    any breach of any representation or warranty made by such Purchaser in ARTICLE III of this Agreement;
(b)    any breach of or default under any covenant or agreement of such Purchaser in any Transaction Document to which such Purchaser is a party; or
(c)    any brokerage or finder’s fees or commissions or similar amounts incurred or owed by such Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement.
No Purchaser shall have any liability to the Seller Indemnified Parties for any other Purchaser’s breach of any representation or warranty or breach or default under any covenant or agreement. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the applicable Purchaser to such Seller Indemnified Party upon demand.
Section 7.3    Claims. A claim by an Indemnified Party under this ARTICLE VII for any matter in respect of which such Indemnified Party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party within the applicable survival period set forth in Section 7.4, which notice shall contain (a) an indication as to whether such claim involves a Third Party Claim or a direct claim, (b) a description and the amount of any Losses (with reasonable details of each of the foregoing) incurred or suffered or reasonably expected to be incurred or suffered by the Indemnified Party, (c) a statement that the indemnified party is entitled to indemnification under this ARTICLE VII for such Losses and a reasonable explanation of the basis therefor (with reasonable particularity and identification of the provisions of this Agreement in respect of such claim) and (d) a demand for payment in the amount of such Losses. For all purposes of this Section 7.3, the Seller shall deliver such notice of demand to the Purchaser Representative on

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behalf of the Seller Indemnified Parties, and the Purchaser Representative shall deliver such notice of demand to the Seller on behalf of their respective Purchaser Indemnified Parties.
Section 7.4    Survival. All representations and warranties made by the Seller Parties in ARTICLE III of this Agreement (other than the Special Representations) and the Purchasers in ARTICLE IV of this Agreement, or in any certificate delivered by the Seller Parties to the Purchasers in writing pursuant to Section 6.2(d) shall survive the Closing and shall terminate at 5:00 p.m., Eastern Time, on the earlier of the [***]; provided, however, that the Special Representations shall survive the Closing and shall terminate on [***]. Each covenant or other agreement made in this Agreement shall terminate upon its full performance in accordance with its terms. The rights hereunder to indemnification, payment of Losses or other remedies based on any such representation, warranty or covenant shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.
Section 7.5    Remedies. Except in the case of actual fraud and intentional misrepresentation, and except as set forth in Section 9.1, (a) the indemnification afforded by this ARTICLE VII shall be the sole and exclusive remedy of the Parties and their respective Affiliates for any and all Losses (whether based in contract, tort or otherwise) awarded against or incurred or suffered by a Party in connection with any breach of any representation, warranty, covenant or agreement made under this Agreement or any certificate, document or instrument delivered hereunder, and except in the case of actual fraud or intentional misrepresentation, each Party hereby waives, to the fullest extent permitted by Applicable Law, and agrees not to assert after the Closing, any other claim or action in respect of any such breach, and (b) each Purchaser acknowledges and agrees that such Purchaser, together with its Affiliates and representatives, has made its own investigation of the Purchased Assets and the transactions contemplated by the Transaction Documents and is not relying on, and shall have no remedies in respect of, any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Purchased Assets.
Section 7.6    Limitations. Neither any Seller Indemnified Party nor any Purchaser Indemnified Party shall have any liability for, or Losses be deemed to include, any special, punitive or exemplary damages, or any lost profits, whether in contract, tort, or otherwise. regardless of whether the other Party shall be advised, shall have reason to know, or in fact shall know of the possibility of such damages suffered or incurred by any such Seller Indemnified Party or the Purchaser Indemnified Party in connection with this Agreement any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except to the extent any such damages are actually paid by any Indemnified Party to a Third Party in accordance with Section 7.3. Notwithstanding the foregoing, the limitations set forth in this Section 7.6 shall not apply to any claim for indemnification hereunder in the case of actual fraud. The aggregate amount of Losses for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to this ARTICLE VII shall not exceed [***]. The aggregate amount of Losses for which the Seller Indemnified Parties shall be entitled to indemnification pursuant to

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this ARTICLE VII with respect to each Purchaser shall not exceed [***]. Notwithstanding anything to the contrary in this Section 7.6, the Parties acknowledge and agree that [***].
Section 7.7    Third Party Claims. Without limiting the generality and other requirements contained in Section 7.5, if an Indemnified Party intends to claim any Loss under this ARTICLE VII involving a Third Party Claim such Indemnified Party (in the manner required by Section 7.3) shall promptly (and in any event with ten (10) Business Days after first becoming aware of a Third Party Claim) notify the Indemnifying Party of such claim (with reasonable details thereof, including copies of all complaints, summons petitions, and demand letters); provided, that failure to provide timely notice of such Third Party Claim shall not impact or reduce the amount recoverable in respect thereof by the Indemnified Party except to the extent the Indemnifying Party is materially prejudiced by such delay. The Indemnified Party shall not consent to entry of any judgment or enter into any settlement or compromise of any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such judgment, settlement or compromise (a) would directly or indirectly result in liability to the Indemnifying Party (including pursuant to the indemnification provisions herein) or (b) involves equitable or injunctive relief against the Indemnifying Party.
Section 7.8    Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE VII will be treated as an adjustment to the Purchase Price for all Tax purposes to the fullest extent permitted by Applicable Law.
ARTICLE VIII
CONFIDENTIALITY
Section 8.1    Confidentiality. Except as provided in this ARTICLE VIII, Section 5.2 or otherwise agreed in writing by the Parties, the Parties agree that each Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished, disclosed or delivered to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement or this Agreement, including the terms of this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(a)    was already in the Receiving Party’s possession on a non-confidential basis prior to June 8, 2023, or becomes known to the Receiving Party from a source other than the Disclosing Party and its representatives without any breach of this Agreement, in each case as evidenced by written records (provided that if such information was disclosed to the Receiving Party on a non-confidential basis by a source that is not the Disclosing Party, such source had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);

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(b)    is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Agreement or any other agreement; or
(c)    was independently developed by the Receiving Party, as evidenced by written records, without use of or reference to the Confidential Information and without violation of the terms of this Agreement or any other agreement.
Section 8.2    Termination of Confidentiality Agreement. Effective upon the Closing Date, the Existing Confidentiality Agreement shall terminate and be of no further force or effect, and shall be superseded by the provisions of this ARTICLE VIII.
Section 8.3    Permitted Disclosure.
(a)    In the event that the Receiving Party or its Affiliates or any of its or its Affiliates’ representatives are requested by a Governmental Authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or Governmental Authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent permitted by Applicable Law, notify the Disclosing Party in writing of such request or requirement (with reasonable details thereof) so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will cooperate in good faith, at the Receiving Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Receiving Party or its Affiliates or its or its Affiliates’ representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, are required to disclose and will use reasonable best efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party (and will cooperate in good faith) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Disclosing Party, its Affiliates, the Purchased Receivables or this Agreement (provided that the examiner is advised of the confidential nature of the Confidential Information). The Receiving Party may disclose Confidential Information to its Affiliates, its and their employees, directors, officers, contractors, agents, and representatives, and to potential or actual acquirers, merger partners, permitted assignees, investment bankers, investors, limited partners, partners, lenders, or other financing sources (including, in the case of a Seller Party, any party evaluating the acquisition of any portion of the Purchased Receivables that are not included in the Purchased Receivables), and their respective directors, employees, contractors and agents;

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provided that such person or entity agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this ARTICLE VIII; provided further, that the Receiving Party shall limit such disclosures solely to the extent required by such engagement. Further, notwithstanding anything contained in this ARTICLE VIII to the contrary, but subject to compliance with Section 5.2, a Party that is or becomes subject to reporting obligations under the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and any rule, regulation or legal process promulgated by the SEC or a stock exchange, may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with the securities laws, rules and regulations referenced above that are applicable to such Party.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Specific Performance. Each Party acknowledges and agrees that, if it fails to perform any of its obligations under any of the Transaction Documents, the other Parties will be damaged irreparably and have no adequate remedy at law. In such event, each Party agrees that the other Parties shall have the right, in addition to any other rights it may have (whether at law or in equity and without posting bond or any other undertaking), to an injunction or injunctions to prevent violations under this Agreement and to enforce specific performance of this Agreement. Each Party agrees that in the event of any action for specific performance in respect of such violation, it shall not assert the defense that a remedy at law would be adequate.
Section 9.2    Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent by registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) on the date transmitted by e-mail with a confirmation of receipt, addressed to the recipient as follows:
if to any of the Seller Parties, to:
Castle Creek Biosciences, Inc.
405 Eagleview Blvd
Exton, PA 19341, USA
Attention: Chief Executive Officer
Email: [***]
with copies to (which shall not constitute notice):
Castle Creek Biosciences, Inc.
330 N. Wabash Ave
Suite 3500
Chicago, IL 60611
Attention: Jude M. Sullivan

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Email: [***]
and
Bradley Arant Boult Cummings LLP
1445 Ross Avenue, Suite 3600
Dallas, Texas 75202
Attention: Gregory Hidalgo
Email: [***]
if to the Purchaser Representative (so long as Ligand is the Purchaser Representative), to:
Ligand Pharmaceuticals Incorporated
555 Heritage Drive, Suite 200
Jupiter, FL 33458
Attention: Chief Executive Officer
Email: [***]
with copy to (which shall not constitute notice):
Ligand Pharmaceuticals Incorporated
101 Huntington, Suite 250
Boston, MA 02199
Attention: Senior Vice President, Investments and Business Development
Email: [***]
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, CA 92121
Attention: General Counsel
Email: [***]

and

Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103
Attention: Conor F. Larkin; Andrew R. Mariniello
Email: [***]
if to each of the Purchasers, to the addresses set forth below each Purchaser signature hereto.
Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

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Section 9.3    Successors and Assigns. The Seller Parties shall not be entitled to assign any of their respective rights or delegate any of their respective obligations under this Agreement without the prior written consent of the Purchaser Representative, except that, without the consent of the Purchaser Representative, [***]. Each Purchaser may assign all of its rights and obligations under this Agreement, provided that, (i) such Purchaser shall cause such assignee to (A) become a party, by joinder or as otherwise as required by the Seller Parent (in form and substance reasonable satisfactory to the Seller Parent) to this Agreement, the Security Agreement, and such other agreements, documents, certificates or instruments as are reasonably required by the Seller Parent, (B) deliver a writing to the Seller Parent in which it assumes all of the obligations of such Purchaser to the Seller Parent (in form and substance reasonably satisfactory to the Seller Parent), and (C) deliver an IRS Form W-9 or applicable IRS Form W-8, as appropriate and (ii) such assignment shall be at the expense of the assigning Purchaser and at no cost to the Seller Parties, including incremental Taxes or amounts payable by the Seller Parties pursuant to [***]. Notwithstanding the foregoing, no Purchaser shall be entitled to assign its rights and obligations under this Agreement without the prior written consent of both (x) the Purchaser Representative (which consent will not be unreasonably withheld) and (y) the Seller Parties if such assignment is [***]. Each Party shall give written notice to the other Parties of any intended assignment permitted by this Section 9.3 promptly (but in any event at least ten (10) Business Days) prior to the occurrence thereof. The Seller Parties shall not be under any obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by any Purchaser. Any purported assignment of rights or delegation of obligations in violation of this Section 9.3 will be void ab initio, and of no force or effect. Subject to the foregoing, this Agreement will apply to, be binding upon, and inure to the benefit of, the successors and permitted assigns of the Parties.
Section 9.4    Expenses. Except as otherwise provided in the Transaction Documents, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses. If any claim is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such claim shall be reimbursed by the losing party. As used in this Section 9.4, the term “prevailing party” means the Party that has succeeded upon a significant issue in such claim and achieved a material benefit with respect to the claims at issue, taken as a whole.
Section 9.5    Independent Nature of Relationship. The relationship between the Seller Parties, on one hand, and the Purchasers, on the other hand, is solely that of seller and purchaser, and neither the Seller Parties, on one hand, nor the Purchasers, on the other hand, has any fiduciary or other special relationship with the other Parties or any of their respective Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein or in any other Transaction Document shall be deemed to constitute either Seller Party and the Purchasers as a partnership, an association, a joint venture or any other kind of entity or legal form for any

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purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.
Section 9.6    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Agreement and other Transaction Documents. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Documents) has been made or relied upon by any Party.
Section 9.7    Governing Law; Exclusive Venue.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF DELAWARE AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)    Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event that such court declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware, and any state appellate court therefrom located in the State of Delaware for purposes of any claim, action, suit or proceeding arising out of this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, and agrees that all claims in respect thereof shall be brought, heard and determined only in such courts. Each Party hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by Applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum. Each Party agrees that a final judgment in any such claim, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party acknowledges and agrees that this Section 9.7(b) constitutes a voluntary and bargained-for agreement between the Parties.
(c)    The Parties agree that service of process in any claim, action, suit or proceeding referred to in Section 9.7(b) may be served on any Party anywhere in the world, including by sending or delivering a copy of such process to such Party in any manner provided for the giving of notices in Section 9.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each Party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by Delaware law.
Section 9.8    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY

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HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.8.
Section 9.9    Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.
Section 9.10    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or other similar means of electronic transmission, including “PDF”, and such facsimile or other electronic transmission shall be deemed an original.
Section 9.11    Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Seller Parties, the Purchaser Representative and the Required Purchasers. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on any Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 9.12    No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement or any of the other Transaction Documents. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. The Seller Parties shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Seller Indemnified Parties and the

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Purchasers shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of their respective Purchaser Indemnified Parties.
Section 9.13    Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
Section 9.14    Purchaser Representative; Expenses.
(a)    Each Purchaser hereby irrevocably authorizes and appoints the Purchaser Representative to take such action as agent on its behalf and to exercise such powers under this Agreement and the Transaction Documents as are delegated to the Purchaser Representative by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, including (i) the exercise of the power to agree to and execute any waivers, consents, decisions, certificates or other actions under the Agreement and the Transaction Documents, in such forms and containing such provisions as the Purchaser Representative, in its sole discretion, determines to be appropriate, (ii) to take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to the Agreement or the Transaction Documents and (iii) to take all actions necessary in the judgment of the Purchaser Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of the Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and the actions contemplated hereby and thereby.
(b)    The Seller Parties, their respective Affiliates and their respective representatives shall be entitled to deal exclusively with the Purchaser Representative on all matters relating to this Agreement (as amended), the Transaction Documents and the documents contemplated hereby and thereby and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Purchaser by the Purchaser Representative, and (i) each Purchaser shall be bound by the actions taken by the Purchaser Representative exercising the rights granted to it by the Agreement (as amended) and (ii) no Purchaser shall have the right to object to, dissent from, protest or otherwise contest the same.
(c)    For the avoidance of doubt, if any controversy arises between or involving one or more of the Purchasers, or any other person, as to any matter arising out of or relating to either Seller Party or under the Agreement or the Transaction Documents and the transactions contemplated hereby and thereby, the Purchaser Representative shall not be required to determine the same and shall be entitled to operate hereunder as if no such controversy has arisen. The Seller Parties, their respective Affiliates and their respective representatives shall have no liability to any Purchaser or any other Person with respect to any such actions by the Seller Parties, their respective Affiliates and their respective representatives taken in of reliance on the Purchaser Representative.

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(d)    The Purchaser Representative shall be entitled to receive reimbursement from, and be indemnified by, the Purchasers for certain expenses, charges and liabilities as provided in Section 9.14(f)Section 9.14 below. In connection with the Agreement, the Transaction Documents and any other instruments, agreements or documents relating hereto and thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Purchaser Representative hereunder, (i) the Purchaser Representative shall incur no responsibility whatsoever to the Purchasers by reason of any error or lapse in judgment or any act or omission performed or omitted under this Agreement or any other instruments, agreements or documents relating hereto or thereto, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Purchaser Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts experienced in the matter at issue, and any act or omission of the Purchaser Representative pursuant to such advice shall in no event subject the Purchaser Representative to liability to the Purchasers.
(e)    Each Purchaser acknowledges that it has, independently and without reliance on the Purchaser Representative or any other Purchaser and based on the information provided to it by the Seller Parties and such other documents and information as it has deemed appropriate, made its own investment evaluation and decision to enter into this Agreement. Each Purchaser acknowledges that it will, independently and without reliance upon the Purchaser Representative or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own investment decisions in taking or not taking action under this Agreement.
(f)    Each Purchaser severally agrees to indemnify and hold harmless the Purchaser Representative and its successors, assigns, Affiliates, agents and other representatives for such Purchaser’s Allocation Percentage of all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) of any kind or nature which may be imposed on, incurred or asserted against such persons in any way relating to this Agreement or the Transaction Documents or any action taken or not taken by such person under this Agreement or the Transaction Documents in its capacity as Purchaser Representative and agent hereunder and thereunder. Without limitation of the foregoing, each Purchaser agrees to reimburse the Purchaser Representative promptly upon demand for its Allocation Percentage of any Purchaser Expenses, in each case to the extent the Parties have not reimbursed such expenses. The Purchaser Representative shall not be entitled to recovery from either Seller Party for any Purchaser Expenses, such Purchaser Expenses being the sole obligation of the Purchasers.
{SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.
SELLER PARENT:
CASTLE CREEK BIOSCIENCES, INC., a Delaware corporation

By:     /s/ Matthew J. Gantz
    Name: Matthew J. Gantz
    Title: President and Chief Executive Officer
SELLER:
CASTLE CREEK BIOSCIENCES, LLC, a Delaware limited liability company

By:     /s/ Matthew J. Gantz
    Name: Matthew J. Gantz
    Title: President and Chief Executive Officer
[Signature Page to Purchase and Sale Agreement]

PURCHASER REPRESENTATIVE:
LIGAND PHARMACEUTICALS INCORPORATED
By: /s/ Todd Davis
Name: Todd Davis
Title: Chief Executive Officer

PURCHASER:
LIGAND PHARMACEUTICALS INCORPORATED
By: /s/ Todd Davis
Name: Todd Davis
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]